Execution Version

Exhibit 10.6
    Second Amended and Restated Credit Agreement

among

Limbach Facility Services LLC, a Delaware limited liability company, as Borrower,

Limbach Holdings LLC, a Delaware limited liability company,
as Intermediate Holdco,

The Guarantors
from time to time party hereto,

The Lenders
from time to time party hereto,

Wheaton Bank & Trust Company, N.A.,
a subsidiary of Wintrust Financial Corporation,
as Administrative Agent, and L/C Issuer,

Dated as of May 5, 2023

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Table of Contents
Section    Heading    Page
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-iv-

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Signature Pages     S-1

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Exhibit A    —    Notice of Payment Request
Exhibit B    —    Notice of Borrowing
Exhibit C    —    Notice of Continuation/Conversion
Exhibit D    —    Revolving Note
Exhibit E    —    Compliance Certificate
Exhibit F    —    Assignment and Assumption
Exhibit G    —    Additional Guarantor Supplement
Exhibit H    —    Borrowing Base Certificate
Exhibit I    —    Forms of U.S. Tax Compliance Certificates
Schedule 1    —    Commitments
Schedule 1-A    —    Capital Leases
Schedule 2.3    —    Existing Letters of Credit
Schedule 5.5    —    Litigation
Schedule 5.9    —    ERISA
Schedule 5.10    —    Subsidiaries
Schedule 5.16    —    Labor Relations
Schedule 5.25    —    Material Agreements
Schedule 6.11    —    Existing Indebtedness
Schedule 6.12    —    Existing Liens
Schedule 6.14    —    Existing Investments
Schedule 6.28    —    Post-Closing Matters
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Second Amended and Restated Credit Agreement
This Second Amended and Restated Credit Agreement is entered into as of May 5, 2023, by and among Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Intermediate Holdco”), and the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the various institutions from time to time party to this Agreement, as Lenders, and Wheaton Bank & Trust Company, N.A., a subsidiary of Wintrust Financial Corporation (“Wintrust”), as Administrative Agent and L/C Issuer.
WHEREAS, the Borrower, the Intermediate Holdco and the other Loan Parties party thereto, the lenders party thereto and the Administrative Agent were, immediately prior to the Restatement Effective Date, party to that certain Amended and Restated Credit Agreement, dated as of December 2, 2021 (the “A&R Credit Agreement”), which amended and restated that certain Credit Agreement dated as of February 24, 2021 (the “Original Credit Agreement”) pursuant to which the lenders party to the A&R Credit Agreement (such lenders, the “A&R Lenders”) provided a credit facility to the Borrower in an initial aggregate principal amount of $60,500,000, pursuant to which the A&R Lenders made extensions of credit (including loans (the “A&R Loans”)) to the Borrower on the terms and conditions set forth therein;
WHEREAS, the Borrower has requested that the A&R Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrower pursuant to the terms of this Agreement, and the Lenders (including those applicable A&R Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the A&R Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the A&R Credit Agreement that (a) the commitments which the A&R Lenders have agreed to extend to the Borrower under the A&R Credit Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement; and (b) the A&R Loans and other Obligations (as defined in the A&R Credit Agreement) outstanding under the A&R Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, with the intent that the terms of this Agreement shall supersede the terms of the A&R Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses, and indemnification provisions accrued and owing, under the terms of the A&R Credit Agreement prior to the Restatement Effective Date or arising (in the case of indemnification) under the terms of the A&R Credit Agreement);
WHEREAS, Parent and Wintrust are parties to that certain ISDA Master Agreement dated as of May 23, 2022 (the “ISDA Agreement”), pursuant to which Parent and Wintrust entered into a swap transaction confirmation dated July 14, 2022 (“Confirmation”), and for the avoidance of doubt it is the intent of the Loan Parties and Wintrust to confirm that the Confirmation and all obligations thereunder shall continue in full force and effect notwithstanding the execution of this Agreement and the repayment in full of the Existing Term Loans;

WHEREAS, without limiting any of the foregoing, it is the intent of the parties hereto that this Agreement not constitute a novation of the “Obligations” under and as defined in the A&R Credit Agreement;
WHEREAS, it is the intent of the Loan Parties to confirm that all Obligations shall continue in full force and effect and that, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained in the Loan Documents shall be deemed to refer to this Agreement; and
WHEREAS, the Lenders have indicated their willingness to extend, or continue to extend, as applicable, credit and the L/C Issuer has indicated its willingness to issue, or continue to issue, as applicable, Letters of Credit, in each case, subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Section 1.    Definitions; Interpretation.
    Section 1.1.    Definitions. The following terms when used herein shall have the following meanings:
“Account Debtor” means each Person obligated in any way on or in connection with an Account.
“Accounts” means “accounts” as defined in the UCC, including all present and future accounts receivable and other rights of each Loan Party to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.
“Acquired Business” means the entity or assets acquired by the Borrower or another Loan Party in an Acquisition, whether before or after the date hereof.
“Acquired Indebtedness” means Indebtedness of an Acquired Business acquired by a Loan Party in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capitalized Lease Obligation with respect to equipment or mortgage financing with respect to real property, (b) was in existence prior to the date of such Permitted Acquisition, (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, and (d) neither Parent nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Ownership Interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or another Loan Party is the surviving entity. For the avoidance of doubt, entering into a Special Purpose Joint Venture shall not be deemed to be an Acquisition hereunder.
“Administrative Agent” means Wheaton Bank & Trust Company, N.A., as contractual representative for itself and the other Lenders and any successor in such capacity pursuant to Section 9.7.
“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means any Person directly or indirectly controlling (including all stockholders, members, directors, partners, managers, and officers of such Person) or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, managers, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors, managers or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. For the avoidance of doubt, a Special Purpose Joint Venture shall not be considered an Affiliate hereunder.
“Agreement” means this Second Amended and Restated Credit Agreement.
“Anti-Corruption Laws” means all Laws applicable to any Loan Party or any Affiliate thereof from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to any Loan Party or any Affiliate thereof related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Margin” means, with respect to Loans, Reimbursement Obligations and the commitment fees payable under Section 2.13(a), (i) prior to the first Pricing Date, the rates per annum shown opposite Level II below, and (ii) thereafter from one Pricing Date to the next, the

Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Senior Leverage Ratio for such Pricing Date	Applicable Margin for sofr Revolver loans shall be	Applicable Margin for Prime Revolving Loans shall be:	Applicable Margin for commitment fee shall be:
I	Greater than 1.00 to 1.00	3.10%	0.00%	0.25%
II	Less than or equal to 1.00 to 1.00	2.60%	-0.50%	0.25%
For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after June 30, 2023, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.1. The Applicable Margin shall be established based on the Senior Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.1, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Senior Leverage Ratio shall be deemed to be greater than 1.00 to 1.00). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders absent manifest error. Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any reason, the Lenders determine that (a) Senior Leverage Ratio as calculated on any Pricing Date was inaccurate and (b) a proper calculation of Senior Leverage Ratio would have resulted in a higher Applicable Margin for any period, then the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.
“Application” is defined in Section 2.3(b).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“A&R Credit Agreement” has the meaning specified in the recitals hereto.
“A&R Lenders” has the meaning specified in the recitals hereto.
“A&R Loans” has the meaning specified in the recitals hereto.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.
“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Liability” of the Loan Parties means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.
“Bank Products” means each and any of the following bank products and services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Bonded Contract” has the meaning specified in the Surety Intercreditor Agreement.
“Bonding Agreements” means, collectively, all agreements entered into between the Loan Parties and the Bonding Company from time to time in connection with establishing the Required Bonding Facility which are subject to the Surety Intercreditor Agreement (together, and in each case, as amended, modified, supplemented or restated from time to time if and to the extent permitted under the Surety Intercreditor Agreement).
“Bonding Company” means Travelers Casualty and Surety Company of America, a Connecticut corporation, or any other nationally recognized bonding company reasonably satisfactory to the Administrative Agent (provided that any such nationally recognized bonding company shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrower and its Subsidiaries and if such Person shall have entered into a Surety Intercreditor Agreement).
“Bonds” means, collectively, all bonds issued by the Bonding Company pursuant to the Bonding Agreements.
“Borrower” is defined in the introductory paragraph of this Agreement.
“Borrowing” means the total of Loans of a single type advanced. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.5(a).
“Borrowing Base” means, as of any date, without duplication, an amount equal to (a) eighty percent (80%) of the face amount (less discounts, credits, Retainages and allowances which have knowingly been taken by or granted to Account Debtors in connection therewith) of all existing Eligible Accounts that are set forth in the Schedule of Accounts then most recently delivered by the Borrower to the Administrative Agent, minus (b) any reserves established by the Administrative Agent from time to time pursuant to Section 2.2(a).
“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit H, which has been completed and duly executed by the Chief Financial Officer of the Borrower.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP excluding (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) that portion of the gross purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment that represents the credit granted by the seller of such equipment for the equipment being traded in at such time, or (iii) the purchase of assets that would otherwise constitute Capital Expenditures to the extent financed with the proceeds of any Disposition permitted hereunder. Notwithstanding anything herein to the contrary, (x) vehicle leases entered into in the ordinary course of business shall not constitute Capital Expenditures and (y) Permitted Acquisitions of all or substantially all of the assets of a Person shall not constitute Capital Expenditures.
“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee; provided that, no operating lease shall constitute a Capital Lease by virtue of a change in GAAP occurring after the Original Closing Date. Each Capital Lease in effect on the Restatement Effective Date is set forth on Schedule 1-A attached hereto.
“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
“Cash Collateral” shall have a meaning correlative to the cash or deposit account balances referred to in the definition of Cash Collateralize set forth in this Section 1.1 and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, the L/C Issuer, and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer, as applicable.
“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of, or fully guaranteed by, the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of acquisition thereof; (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within one year of the date of issuance thereof; (c) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; and (e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of fifty percent (50%) or more of the outstanding Ownership Interests of Parent on a fully-diluted basis; (b) Parent shall fail to own one hundred percent (100%) of the Ownership Interests of the Intermediate Holdco; (c) the Intermediate Holdco shall fail to own one hundred percent (100%) of the Ownership Interests of the Borrower or any of its other Subsidiaries; (d) the Borrower shall fail to own, directly or indirectly, one hundred percent (100%) of the Ownership Interests of any of its Subsidiaries that are Guarantors or that are required to be Guarantors under this Agreement; or (e) during any period of six (6) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Coating Solutions” means Coating Solutions, LLC, a Tennessee limited liability company.
“Code” means the Internal Revenue Code of 1986, or any successor statute thereto.
“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.
“Collateral Access Agreement” means any landlord waiver, warehouse, processor or other bailee letter or other agreement, in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of the Borrower or any Subsidiary for any real property where any Collateral is located, as such landlord waiver, bailee letter or other agreement may be amended, restated, or otherwise modified from time to time.
“Collateral Account” is defined in Section 4.5(a).
“Collateral Documents” means the Mortgages, the Security Agreement, and all other security agreements, pledge agreements, control agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Administrative Agent by the Loan Parties or such Liens are perfected, and as shall from time to time secure or relate to the Secured Obligations or any part thereof, but not including any Hedge Agreements or agreements governing Bank Product Liabilities.
“Collateral Report” means a Schedule of Accounts and a Schedule of Retainage, each as of the last day of the immediately preceding month and in form and substance reasonably satisfactory to the Administrative Agent.
“Commitments” means the Revolving Credit Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Communications” is defined in Section 10.8(d)(ii).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as of any date of determination, all assets of Parent and its Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of Parent and its Subsidiaries as current assets as of such date.
“Consolidated Current Liabilities” means, as of any date of determination, all current liabilities (without duplication), and including without limitation, the aggregate outstanding principal amount of short-term Indebtedness, all current maturities of long-term Indebtedness that would, in accordance with GAAP, be classified on a consolidated balance sheet of Parent and its Subsidiaries as current liabilities as of such date and all Revolving Loans then outstanding of Parent and its Subsidiaries regardless of whether or not those Revolving Loan balances would be classified as current liabilities in accordance to GAAP.
“Consolidated Working Capital” means, as of any date of determination, Consolidated Current Assets as of such date minus Consolidated Current Liabilities as of such date.
“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any obligation entered into in the ordinary course of business in connection with any contractual arrangement, including any Acquisition, Capital Expenditure, Investment or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be the amount required to be reflected on the financial statements of a Person determined in accordance with GAAP.
“Controlled Group” means all members of a controlled group of corporations, limited liability companies, partnerships and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414(b) or (c) of the Code and, for purposes of Section 302 of ERISA and Section 412 of the Code, under Section 414(b), (c), (m), and (o) of the Code.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit” means the Revolving Credit.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a SOFR Loan (but excluding an advance of a Loan made for the purpose of paying unpaid Reimbursement Obligations), or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.
“Damages” means all damages, including punitive damages (if payable to a third party), liabilities, costs, expenses, losses, judgments, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.
“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition the occurrence of which constitutes an Event of Default, or would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Defaulting Lender” means, subject to Section 8.6(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its Loans or participation in Letters of Credit) within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) became the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.6(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, and each Lender.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 6.13(a), (c), (d), (e), (h), (i) and (j).
“Disproportionate Advance” is defined in Section 2.5(e).
“Disqualified Ownership Interests” means any Ownership Interest that, by its terms (or by the terms of any security or other Ownership Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Ownership Interests that would constitute Disqualified Ownership Interests, in each case of clauses (a) through (d), prior to the date that is twelve (12) months after the Revolving Credit Termination Date.
“Dollars” and “$” each means the lawful currency of the United States of America.
“Duly Authorized Officer” means the President, Chief Executive Officer, the Chief Financial Officer, any Vice-President, the Treasurer (if at any time applicable), and the Secretary of each Loan Party, as applicable.
“EBITDA” means, with reference to any period, Net Income for such period plus, without duplication, the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period; (b) federal, state, and local income taxes for such period; (c) depreciation of fixed assets and amortization of intangible assets for such period; (d) non-cash charges including, (i) stock based compensation expenses, (ii) loss on extinguishment of Indebtedness under the Existing Credit Agreements or the A&R Credit Agreement, (iii) change in fair value of warrants, (iv) hedging obligations, and (v) change in the value of earn-out obligations owing to sellers in Permitted Acquisitions; (e) [reserved], (f) non-recurring costs, fees, expenses and charges related to any Permitted Acquisition, Investments permitted under Section 6.14, or Equity Issuance (in each case, whether or not consummated) in an aggregate amount not to exceed (i) with regard to issuance costs in connection with any Equity Issuance, $1,000,000, (ii) with regard to any other such event such costs, fees and expenses in an amount not to exceed $150,000 for any such individual action or $300,000 in any consecutive twelve (12) month period; (g) restructuring (including lease termination fees) and severance expenses in an amount not to exceed $250,000 in any consecutive twelve (12) month period; (h) legal expenses related to pursuing claim recoveries for Legacy Claims in an amount not to exceed $250,000 in any consecutive twelve (12) month period; (i) transaction expenses paid on or before that date occurring twelve months after the Restatement Effective Date in connection with this Amendment and Restatement of the A&R Credit Agreement in an aggregate amount not to exceed $250,000; (j) restructuring charges and lease breakage costs in an aggregate amount not to exceed (i) $3,920,000 incurred on or before December 31, 2022 and (ii) $1,500,000 incurred on or before December 31, 2023; (k) cash expenses related to retirement of Charlie Bacon in an aggregate amount not to exceed $1,200,000; and (l) other addbacks approved by the Required Lenders in its sole discretion, minus, without duplication and to the extent reflected as a gain or otherwise included in the calculation of Net Income for such period, non-cash gains.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Accounts” means those Accounts of each of the Loan Parties as to which the Administrative Agent has a first priority perfected Lien that comply with all of the representations and warranties made to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents; provided, that the following Accounts of the Loan Parties are not Eligible Accounts:
    (a)    Accounts which remain unpaid more than ninety (90) calendar days from the invoice date;
    (b)    Accounts with respect to which the Account Debtor is a director, officer, employee, equity holder, or Affiliate of any Loan Party, including any Account Debtor of which an officer, director or employee is a holder of equity in any Loan Party;

    (c)    Accounts with respect to which the Account Debtor is not a resident of the United States or Canada or who is not subject to service of process within the continental United States or Canada, unless such Accounts are supported by irrevocable letters of credit or other credit support in amount and on terms reasonably satisfactory to the Administrative Agent, the proceeds of which are assigned to the Administrative Agent in a manner reasonably satisfactory to the Administrative Agent, each in the Administrative Agent’s sole determination;
    (d)    Accounts in dispute (but only to the extent of such disputed amount) or with respect to which the Account Debtor has asserted, or any Loan Party or the Administrative Agent has reason to believe the Account Debtor is entitled to assert, a counterclaim or right of setoff (but only to the extent of such counterclaim or setoff amount);
    (e)    Accounts with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Administrative Agent in the exercise of its Permitted Discretion;
    (f)    Accounts that are not valid, legally enforceable obligations of the Account Debtor thereunder;
    (g)    Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the United States Bankruptcy Code);
    (h)    Accounts with respect to which the Account Debtor’s obligation to pay the Account is conditional upon the Account Debtor’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis;
    (i)    Accounts which arise out of sales not made in the ordinary course of the applicable Loan Party’s business;
    (j)    any Account with respect to which the Account Debtor has returned to the applicable Loan Party twenty percent (20%) or more of the Inventory of the applicable Loan Party the sale of which gave rise to such Account,
    (k)    Accounts with respect to which any document or agreement executed or delivered in connection therewith, or any procedure used in connection with any such document or agreement, fails in any material respect to comply with the requirements of applicable law, or with respect to which any representation or warranty contained in this Agreement is untrue or misleading in any material respect;

    (l)    Accounts with respect to which any Loan Party is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to such Loan Party, to the extent of the Loan Parties’ existing or potential liability to such Account Debtor;
    (m)    Accounts which, if evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument have not been endorsed and/or assigned and delivered to the Administrative Agent, or in the case of electronic chattel paper, are not in the control of the Administrative Agent, in each case in a manner reasonably satisfactory to the Administrative Agent;
    (n)    if any Loan Party maintains a credit limit for an Account Debtor, any Account owed by such Account Debtor to the extent that it exceeds such credit limit;
    (o)    Accounts with respect to which the possession and/or control of the goods sold giving rise thereto is held, maintained or retained by any Loan Party for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;
    (p)    Accounts with respect to an Account Debtor that is located in any jurisdiction that has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the applicable Loan Party is exempt from filing such report and the Borrower has provided the Administrative Agent with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower for a nominal fee;
    (q)    Accounts that arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by the applicable Loan Party to the Administrative Agent or may be unassignable for any other reason;
    (r)    Accounts which are subject to any counterclaim, credit, trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto (but only to the extent of such counterclaim, credit, discount, allowance, rebate or adjustment);
    (s)    Accounts in which the Administrative Agent (for the benefit of the Lenders) does not have a valid and enforceable first priority perfected security interest; and
    (t)    is an Account that is otherwise determined by the Administrative Agent in its Permitted Discretion to be ineligible.

In addition to the foregoing, all Accounts owed by an Account Debtor will not be Eligible Accounts if, with respect to such Account Debtor, twenty-five percent (25%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor with respect to a specific job or project only (and not all jobs and projects with such Account Debtor) are not Eligible Accounts solely with respect to clause (a) of this definition.
Any Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account, and further, with respect to any Account, if the Administrative Agent at any time hereafter determines in its Permitted Discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.9(b)(iii), 10.9(b)(v) and 10.9(b)(vi) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).
“Environmental Claim” means any investigation, notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising pursuant to or in connection with: (a) an actual or alleged violation of any applicable Environmental Law, (b) any Hazardous Material, (c) any actual or threatened abatement, removal, investigation, remediation or corrective or response action required by applicable Environmental Laws or any Governmental Authority, or (d) any actual or alleged damage, injury, threat or harm to human health, safety natural resources or the environment.
“Environmental Law” means any applicable Legal Requirement pertaining to (a) the protection, conservation, use or management of the environment, human health and safety, natural resources and wildlife, (b) the protection or use of surface water or groundwater, (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, investigation, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (d) any Release of Hazardous Materials to air, land, surface water or groundwater, and any amendment, rule, regulation, order or directive issued thereunder.
“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Ownership Interests, other than (a) any issuance of its Ownership Interests pursuant to the exercise of options or warrants, (b) any issuance of its Ownership Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Ownership Interests, and (d) any issuance by the Borrower of its Ownership Interests as consideration for a Permitted Acquisition. The term “Equity Issuance” shall not be deemed to include any Disposition or the issuance by any Loan Party or any Subsidiary of any non-permitted Indebtedness.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Event” means (a) a reportable event as described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been waived under applicable regulations) with respect to a Plan; (b) the withdrawal of the Loan Party or any member of its Controlled Group from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Loan Party or any member of its Controlled Group from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of reorganization, insolvency or termination (or the treatment of a plan amendment as a termination) under Section 4041 or 4041A of ERISA; (e) the termination of a Plan or the filing of a notice to terminate a Plan under Section 4041(c) of ERISA; (f) the institution by the PBGC of proceedings to terminate a Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (i) the determination that any Multiemployer Plan is in critical or at-risk status within the meaning of Section 432 of the Code or Section 305 of ERISA; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Loan Party or any member of its Controlled Group; or (k) a failure by the Loan Party or any member of its Controlled Group to meet all applicable requirements regarding minimum required contributions set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA in respect of a Plan, whether or not waived, or the failure by the Loan Party or any member of its Controlled Group to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any event or condition identified as such in Section 7.1.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excess Interest” is defined in Section 10.16.
“Excluded Deposit Account” means a deposit account the balance of which consists exclusively of (and is identified when established as an account established solely for the purposes of) (a) withheld income Taxes and federal, state, local or foreign employment Taxes in such amounts as are required in the reasonable judgment of a Loan Party to be paid to the Internal Revenue Service or any other U.S., federal, state or local or foreign government agencies within the following month with respect to employees of such Loan Party, (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Loan Party, (c) amounts which are required to be pledged or otherwise provided as security pursuant to any requirement of any Governmental Authority or foreign pension requirement, (d) amounts to be used to fund payroll obligations

(including, but not limited to, amounts payable to any employment contracts between any Loan Party and their respective employees), (e) any deposit accounts which funds on deposit solely constitute cash collateral supporting the Existing Letters of Credit in an aggregate amount not exceeding 105% of the face amount thereof, (f) other deposit accounts maintained in the ordinary course of business containing cash amounts that do not exceed at any time $50,000 for any such account and $100,000 in the aggregate for all such accounts under this clause (f), unless requested by the Administrative Agent, and (g) deposit accounts of a seller acquired by Borrower in connection with a Permitted Acquisition, so long as such account is (i) is not subject to any Lien (other than Permitted Liens) and (ii) moved to Administrative Agent or an account with another Lender subject to a control agreement in favor of the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, not longer than ninety (90) days following the closing of the Permitted Acquisition.
“Excluded Equity Issuances” means the issuance by any Subsidiary of equity securities to the Borrower or any Guarantor, as applicable.
“Excluded Property” means (a) any fee-owned real property with a fair market value of less than $250,000, unless requested by the Administrative Agent; (b) any leased real property with a fair market value of less than $250,000, unless requested by the Administrative Agent; (c) any goods securing purchase money indebtedness or Capitalized Lease Obligations if the granting of a Lien to any third party is prohibited by the agreement(s) setting forth the terms and conditions applicable to such Indebtedness, but only if such Indebtedness and the Liens securing the same are permitted by Sections 6.11(d) and 6.12(e) of the Credit Agreement; provided that if and when the prohibition which prevents the granting of a Lien in any such Property is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the Indebtedness secured thereby), and notwithstanding any previous release of Lien provided by the Administrative Agent requested in connection with respect to any such Indebtedness, the Excluded Property will no longer include such Property and the Administrative Agent will be deemed to have, and at all times to have had, a security interest in such property and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person; (d) any permit or license issued to any Loan Party as the permit holder or licensee thereof or any lease to which any Loan Party is lessee thereof, in each case only to the extent and for so long as the terms of such permit, license, or lease effectively (after giving effect to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code in the applicable state (or any successor provision or provisions) or any other applicable law) prohibit the creation by such Loan Party of a security interest in such permit, license, or lease in favor of the Administrative Agent or would result in an effective invalidation, termination or breach of the terms of any such permit, license or lease (after giving effect to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code in the applicable state (or any successor provision or provisions) or any other applicable law), in each case unless and until any required consents are obtained (e) Excluded Deposit Accounts; (f) Ownership Interests in any Special Purpose Joint Venture to the extent prohibited by its Organization Documents; (g) the real property located at 926 Featherstone Road, Pontiac, Oakland County, MI 48342, so long as such real property is not subject to any Lien (other than Permitted Liens (other than Liens of the type referred to in clause (i) or (m) of Section 6.12)); (h) motor vehicles subject to a certificate of title with an aggregate fair market value not to exceed $150,000; and (i) those assets as to which the Administrative Agent and the Loan Parties agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided that the Excluded Property will not include, and the Collateral shall include and the security interest granted in the Collateral shall attach to, (x) all proceeds, substitutions or replacements of any such excluded items referred to herein unless such proceeds, substitutions or replacements would constitute excluded items hereunder, (y) all rights to payment due or to become due under any such excluded items referred to herein, and (z) if and when the prohibition which prevents the granting of a security interest in any such Property is removed, terminated, or otherwise becomes unenforceable as a matter of law, the Administrative Agent will be deemed to have, and at all times to have had, a security interest in such property, and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 10.2(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 10.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreements” means (i) that certain Financing Agreement dated as of April 12, 2019, by and among Parent, the Loan Parties, the lenders from time to time party thereto (each a “TL Lender” and collectively, the “TL Lenders”), Cortland Capital Market Services LLC, as collateral agent and administrative agent for the TL Lenders, and CB Agent Services LLC, as origination agent for the TL Lenders (as amended, supplemented, amended and restated, or otherwise modified from time to time through the date hereof) and (ii) that certain ABL Financing Agreement dated as of April 12, 2019, by and among Parent, the Loan Parties, the lenders from time to time party thereof (each an “ABL Lender” and collectively, the “ABL Lenders”) and Citizens Bank, N.A., as collateral agent, administrative agent and origination agent for the ABL Lenders (as amended, supplemented, amended and restated, or otherwise modified from time to time through the date hereof).
“Existing Letters of Credit” means and includes those letters of credit listed on Schedule 2.3 attached hereto issued prior to, and outstanding on, the Restatement Effective Date.
“Existing Term Loan” means those certain Term Loans (as defined in the A&R Credit Agreement) to Borrower pursuant to the A&R Credit Agreement and evidenced by those certain Term Loan Notes dated as of December 2, 2021, as modified form time to time, in the current principal amount, as of the date hereof, of $10,000,000.
“Facility Termination Date” means the date on which the Commitments are terminated, all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5 have expired, and the principal of and interest on the Loans and all other Obligations payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents (other than any contingent or indemnification obligations not then due) and, if then outstanding and unpaid, all Hedging Liability and Bank Product Liability shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure Notice or similar guidance issued by the U.S. Internal Revenue Service as a precondition to relief or exemption from taxes under such provisions), and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections.
“Federal Funds Rate” means for any day, the rate per annum (based on a year of 365 or 366 days, as the case may be, and the actual number of days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fixed Charge Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBITDA for the four consecutive fiscal quarters of Parent and its Subsidiaries then most recently ended, less (i) Unfinanced Capital Expenditures made by the Borrower and its Subsidiaries during the same four consecutive fiscal quarters, less (ii) without duplication federal, state, and local income taxes paid in cash by the Borrower and its Subsidiaries during such period, less (iii) Restricted Payments made by the Borrower and its Subsidiaries during such period pursuant to Sections 6.15(b), (c) and (d) to the extent such amounts did not reduce EBITDA, less (iv) the aggregate amount of any Jake Marshall Earn-Outs, or any other Permitted Seller Debt or other earn-outs actually paid in cash to (b) Fixed Charges for the same four consecutive fiscal quarters (without duplication of any amount included in clause (a)(iii)).
“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal on Total Funded Debt, plus (b) the cash portion of any Interest Expense for such period (excluding imputed interest charges with respect to Capitalized Lease Obligations attributable to the lease of that certain real property located at 926 Featherstone Road, Pontiac, Oakland County, MI 48342).
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 4.5.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantors” means and includes the Intermediate Holdco, each direct and indirect Subsidiary of the Borrower, and the Borrower, in its capacity as a guarantor of the Secured Obligations of another Loan Party.
“Guaranty Agreements” means and includes the Guarantee of the Loan Parties provided for in Section 11, and any other guaranty agreement executed and delivered in order to guarantee the Secured Obligations or any part thereof in form and substance acceptable to the Administrative Agent, in each case, as reaffirmed on the Restatement Effective Date pursuant to the Reaffirmation Agreement.
“Hazardous Material” means any hazardous, toxic or harmful chemical, substance, waste, compound, material, product or byproduct subject to or regulated under applicable Environmental Laws, including but not limited to radon, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof) and lead.
“Hedge Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedge Agreement or (b) any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.
“Hedging Liability” means the liability (after taking into account the effect of any legally enforceable netting agreements related thereto and not including any Excluded Swap Obligations or obligations under Bonding Agreements) of any Loan Party to any of the Lenders, or any Affiliates of such Lenders, in respect of any Hedge Agreement as such Loan Party, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, equal to (a) for any such date on or after the date such Hedge Agreement has been closed out and termination value determined in accordance therewith, such termination value and (b) for any date before the date referenced in clause (a), the amount determined as the mark-to market value for such Hedge Agreement; provided, however, that, with respect to any Guarantor, Hedging Liability Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations and obligations under Bonding Agreements.
“Hostile Acquisition” means the acquisition of the Ownership Interests of a Person through a tender offer or similar solicitation of the owners of such Ownership Interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.
“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, whether or not such Person has assumed or become liable for the payment of such indebtedness, (e) all indebtedness secured by any Lien upon property of such Person, (f) all Capitalized Lease Obligations of such Person, (g) any existing reimbursement, payment or similar obligations of such Person in respect of bankers’ acceptances, letters of credit and other extensions of credit whether or not representing obligations for borrowed money, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Ownership Interest in such Person or any other Person or any warrant, right or option to acquire such Disqualified Ownership Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all obligations of such Person under any Hedge Agreement (in each case valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable agreement, if any), (j) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (k) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (l) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (m) all Contingent Obligations of such Person in respect of indebtedness referred to in clauses (a) through (l) above, it being understood that the term “Indebtedness” shall not include (i) payables, purchase orders, and accrued expenses arising in the ordinary course of business or (ii)  obligations of such Person in respect of (w) obligations under any cash collateralized letters of credit, to the extent such indebtedness is cash collateralized, (x) payment of bonuses or other deferred compensation to employees of such Person or any of its Subsidiaries, (y) any purchase price adjustment, earnout or deferred payment obligation of a similar nature incurred in connection with an Acquisition, and (z) deposits from customers. For the avoidance of doubt, any premiums payable under the Bonding Agreements shall not be Indebtedness unless not paid when due, and the Indebtedness of any Person shall not include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venture unless such Indebtedness is recourse to such Person.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” is defined in Section 10.12(b).
“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations attributable to the lease of that certain real property located at 926 Featherstone Road, Pontiac, Oakland County, MI 48342) and all amortization of debt discount and expense, and other banking fees, discounts, charges and commissions) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any SOFR Loan, the last day of each Interest Period with respect to such SOFR Loan and on the maturity date, and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Prime Rate Loan, the last Business Day of every calendar month and on the maturity date.
“Interest Period” means, the period commencing on the date a Borrowing of SOFR Loans is advanced, continued or created by conversion and ending: one (1), three (3), or six (6) months thereafter, as the Borrower may elect; provided, however, that:
    (i)    no Interest Period with respect to any Revolving Loans shall extend beyond the Revolving Credit Termination Date;
    (ii)    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
    (iii)    for purposes of determining an Interest Period for a Borrowing of SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
“Intermediate Holdco” is defined in the introductory paragraph of this Agreement.
“Inventory” means “inventory” as defined in the UCC, including, without limitation, any and all inventory and goods of each Loan Party, wheresoever located, whether now owned or hereafter acquired by such Loan Party, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in such Loan Party’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by such Loan Party.
“Investment” means any investment in any Person, whether by means of a loan or advance, guarantee of obligations, purchase of equity or obligations, acquisition of all or any substantial part of the assets or business of any Person or any division thereof, entry into joint ventures or partnerships, purchase or ownership of a futures contract or otherwise becoming liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract; provided that the periodic funding (in the nature of funding certain operating expenses (including, for instance, equipment purchases), as opposed to ongoing working capital needs) of Special Purpose Joint Ventures in connection with the cash management operations of the Loan Parties and such Special Purpose Joint Ventures to facilitate the performance under the contracts and subcontracts of such entities shall not constitute Investments.
“IRS” means the United States Internal Revenue Service.
“Jake Marshall” means Jake Marshall LLC, a Tennessee limited liability company.
“Jake Marshall Acquisition” means the acquisition of Jake Marshall and Coating Solutions pursuant to the Jake Marshall Acquisition Agreement.
“Jake Marshall Acquisition Agreement” means that certain Membership Interest Purchase Agreement dated as of December 2, 2021 by and among Borrower, as the buyer, the Sellers, Jake Marshall, Coating Solutions and the Intermediate Holdco.
“Jake Marshall Earn-Out” means the deferred payment obligations incurred in connection with the closing of the Jake Marshall Acquisition.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Issuer” means (i) Wheaton Bank & Trust Company, N.A., through itself or through one of its designated Affiliates or branch offices, and any successor pursuant to Section 10.9(g), or (ii) such other Lender selected by the Borrower to the extent such Lender has agreed in its sole discretion to act as an “L/C Issuer” hereunder and that has been approved in writing by the Borrower and the Administrative Agent as an “L/C Issuer” hereunder, in each case in its capacity as issuer of any Letter of Credit.
“L/C Obligations” means, at any time the same is to be determined, the sum of (i) the full amount available for drawing under all outstanding Letters of Credit and (ii) all unpaid Reimbursement Obligations.
“L/C Participation Fee” is defined in Section 2.13(b).

“L/C Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.
“Legacy Claims” means the claims or proceedings set forth in the Legacy Claims Letter.
“Legacy Claims Letter” means that certain letter agreement dated as of the Original Closing Date among the Loan Parties and the Administrative Agent.
“Legal Requirement” means any treaty, convention, statute, law, common law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree, restriction or other requirement of any Governmental Authority.
“Lenders” means and includes the banks, financial institutions and other lenders from time to time party to this Agreement, as a “Lender” hereunder, including each assignee Lender pursuant to Section 10.9.
“Letter of Credit” is defined in Section 2.3(a).
“Lien” means any lien, mortgage, deed of trust, pledge, assignment as collateral security, security interest, charge, or encumbrance in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement, and any option, trust, authorized UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.
“Loan” means any Revolving Loan, whether outstanding as a Prime Rate Loan or SOFR Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.
“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranty Agreements, the Seller Subordination Agreement, the Reaffirmation Agreement, the Surety Intercreditor Agreement, the Subordination Agreements, any letter agreement between any Loan Party and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith, other than Hedge Agreements. In no event shall any Hedge Agreements or agreements governing Bank Product Liabilities constitute a Loan Document.
“Loan Party” means the Borrower and each of the Guarantors.
“Margin Stock” shall have the meaning given to such term in Regulation U of the Board of Governors of the Federal Reserve System.
“Material Adverse Effect” means, (a) a material adverse change in, or material adverse effect upon, the business, financial condition or results of operations of the Borrower or of the Loan Parties taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Administrative Agent and the

Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.
“Material Agreement” means:
    (a)    any Bonding Agreement;
    (b)    any agreement (or group of related agreements) which involves consideration payable in excess of $1,500,000 in any fiscal year (other than construction contracts entered into in the ordinary course of business, purchase orders in the ordinary course of business and contracts that by their terms may be terminated in the ordinary course of business upon less than sixty (60) days’ notice without penalty or premium);
    (c)    any agreement concerning a partnership or joint venture (other than (i) any such contract with respect to a Special Purpose Joint Venture entered into in the ordinary course of business and (ii) any such agreement constituting an Organization Document of a Loan Party); or
    (d)    any agreement under which the consequences of a default or termination would have a Material Adverse Effect.
“Maximum Rate” is defined in Section 10.16.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgages” means, collectively, any and all mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.2.
“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which a Loan Party or any member of the Controlled Group makes or is obligated to make contributions, or during the preceding five plan years, has made or has been obligated to make contributions or to which a Loan Party or member of the Controlled Group may have liability.
“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition, (ii) sale, use or other transactional taxes paid or payable (or, without duplication Tax Distributions) by such Person as a direct result of such Disposition, (iii) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable (the “Reserve Cash Proceeds”), in each case during the year that such Disposition occurred or in the next succeeding year (the “Reserve Period”) and that are directly attributable to such Disposition (as determined reasonably and in good faith by a Duly Authorized Officer); provided that (A) the Borrower has provided the Administrative Agent written notice of such Reserve Cash Proceeds prior to or contemporaneously upon receiving such cash proceeds and (B) any and all Reserve Cash Proceeds that have not been used to pay such liabilities shall be promptly paid to the Administrative Agent on the last day of the applicable

Reserve Period, and (iv) the amount of any Indebtedness secured by a Lien on the asset and discharged from the proceeds of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, and (c) with respect to any offering of Ownership Interests of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.
“Net Income” means, with reference to the applicable period, the net income (or net loss) of Parent and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income: (a) extraordinary gains and losses reasonably acceptable to the Administrative Agent in its Permitted Discretion, (b) non-cash gains and losses realized on any Disposition, (c) the cumulative effect of a change in accounting principles and (d) non-cash write ups and write downs resulting from purchase accounting adjustments, other than goodwill, inventory and accounts receivable in connection with a Permitted Acquisition; provided further that there shall also be excluded from Net Income (x) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, except to the extent that the Borrower has delivered the financial statements of the Acquired Business for such period, which financial statements shall have been reviewed or audited by an independent accounting firm reasonably satisfactory to the Administrative Agent, and the Administrative Agent agrees to the inclusion of such net income (or net loss) of such Person, (y) the net income (or net loss) of any Person (other than a Subsidiary) in which Parent or any of its Subsidiaries has an Ownership Interest in, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries during such period, and (z) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Legal Requirement applicable to such Subsidiary. For the avoidance of doubt, and notwithstanding anything in this definition to the contrary, no gain (or loss) resulting from any claim recovery in any Legacy Claim shall be included in any calculation of Net Income, whether or not GAAP would require or permit otherwise.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders or all Lenders, in each instance in accordance with the terms of Section 10.10, and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” and “Notes” mean and include the Revolving Notes.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans (including all after the commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of any Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including all interest costs, fees, and charges after commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, or code of regulations, or other similar document and any certificate of designations or instrument relating to the rights of shareholders of such corporation, (b) for any partnership, the partnership agreement or other similar agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement, limited liability company agreement, or other similar agreement, and articles or certificate of formation of such limited liability company, and (d) with respect to any joint venture, trust or other form of business entity, the joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Closing Date” means February 24, 2021.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.2(b)).
“Ownership Interest” means all shares, interests, participations, rights to purchase, rights to transfer, rights to control, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the SEC (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934).
“Parent” means Limbach Holdings, Inc., a Delaware corporation.
“Parent Entity” is defined in Section 6.1(o).
“Participant” is defined in Section 10.9(d).
“Participant Register” is defined in Section 10.9(d).
“Participating Interest” is defined in Section 2.3(d).
“Participating Lender” is defined in Section 2.3(d).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
“Percentage” means for any Lender its Revolver Percentage; and where the term “Percentage” is applied on an aggregate basis (including Section 10.12(c)), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage, and expressing such components on a single percentage basis.
“Perfection Certificate” means that certain Perfection Certificate dated as of the Restatement Effective Date from the Loan Parties to the Administrative Agent.
“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:
    (a)    the Acquired Business is in the same line of business engaged in or reasonably related or ancillary to such business as of the date of this Agreement by the Borrower and any of its Subsidiaries or a Related Line of Business and has its primary operations in the United States of America;
    (b)    the Acquisition shall not be a Hostile Acquisition;
    (c)    the Total Consideration for the Acquired Business, when taken together with the Total Consideration for all Acquired Businesses acquired during the same fiscal year, shall not exceed $20,000,000 in the aggregate during such fiscal year;

    (d)    the Borrower shall have notified the Administrative Agent and Lenders not less than fifteen (15) days (or such shorter time period as may be agreed to by the Administrative Agent) prior to any such Permitted Acquisition;
    (e)    if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 in connection therewith;
    (f)    the financial statements of the Acquired Business shall have been audited by a nationally recognized independent accounting firm or have undergone a review by an accounting firm reasonably acceptable to the Administrative Agent or a quality of earnings report shall have been furnished to the Administrative Agent from a firm reasonably acceptable to the Administrative Agent; and
    (g)    (i) immediately before and immediately after giving Pro Forma Effect to the Acquisition, the Loan Parties shall have Consolidated Working Capital of at least $30,000,000, (ii) no Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition, and (iii) and Borrower is in compliance with the financial covenants set forth in Section 6.20 on a pro forma basis.
For the avoidance of doubt, the Loan Parties may enter into joint ventures (including Special Purpose Joint Ventures) in accordance with the terms of this Agreement, and no joint venture shall be required to satisfy the definition of Permitted Acquisition hereunder.
“Permitted Discretion” means a reasonable determination made by the Administrative Agent in good faith and in the exercise of reasonable business judgment from the perspective of a secured asset-based lender.
“Permitted Lien” is defined in Section 6.12.
“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:
(a) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification, plus the amount of any accrued interest, prepayment, termination or similar fees and costs incurred with respect to such Indebtedness in connection with such extension, refinancing or modification;
(b) such extension, refinancing or modification does not result in the final stated maturity and Weighted Average Life to Maturity to be prior to or shorter than (measured as of the extension, refinancing or modification) the Indebtedness so extended, refinanced or modified;
(c) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), standstill and related terms (if any), and other material terms taken as a whole, of any such extension, refinancing or modification, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being extended refinanced or modified and the interest rate applicable to any such extended refinanced or modified Indebtedness does not exceed the then applicable market interest rate;
(d) the Indebtedness that is extended, refinanced or modified is not guaranteed by or otherwise recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended; and
(e) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, such extension, refinancing or modification.
“Permitted Seller Debt” means any unsecured Indebtedness consisting of earn-out obligations or other Indebtedness owing to sellers in Permitted Acquisitions which shall be subordinated to the Loans pursuant to a subordination agreement in form and substance acceptable to the Administrative Agent in its Permitted Discretion.
“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a Governmental Authority.
“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, but excluding any Multiemployer Plan, that is maintained or contributed to, or during the preceding five plan years, has been maintained or contributed to by a Loan Party or by a member of the Controlled Group or to which a Loan Party or member of the Controlled Group may have liability.
“Platform” is defined in Section 10.8(d)(i).
“Prime Rate” means, the floating per annum rate of interest most recently published in the Money Rates column of the Wall Street Journal as the prime or base rate. If publication of the Wall Street Journal is discontinued, Administrative Agent, in its sole discretion shall designate another daily financial or governmental publication of national circulation to be used to determine Prime Rate. The effective date of any change in the Prime Rate shall, for purposes hereof, be the date the Prime Rate is changed by Administrative Agent. Administrative Agent shall not be obligated to give notice of any change in Prime Rate. The “Prime Rate” is not necessarily the lowest rate of interest that Lenders charge their customers. If the rate of interest announced by the Administrative Agent as its Prime Rate at any time is less than three percent (3.0%), then for purposes of this Agreement the Prime Rate shall be deemed to be three percent (3.0%).
“Prime Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).
“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 6.20, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant measurement period, and the following pro forma adjustments shall be made:
(a)    in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Loan Parties and their Subsidiaries for such measurement period;
(b)    in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Loan Parties and their Subsidiaries for such measurement period;
(c)    interest accrued during the relevant measurement period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Loan Parties and their Subsidiaries for such measurement period; and
(d)    any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable measurement period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Loan Parties and their Subsidiaries for such measurement period.
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 10.24.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reaffirmation Agreement” means the Reaffirmation Agreement, dated as of the Restatement Effective Date, executed and delivered by each of the Loan Parties, in favor of the Administrative Agent.
“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) the L/C Issuer.
“Register” is defined in Section 10.9(c).
“Reimbursement Obligation” is defined in Section 2.3(c).

“Related Line of Business” means any product or service that is directly or indirectly applicable or relevant to the design, engineering, construction, installation, service, maintenance, measurement, monitoring and control of building structures, including electrical, mechanical, fire protection and other building systems and indoor environments.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means any placing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into the environment, including the exacerbation of existing environmental conditions and the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” is defined in Section 9.7(b).
“Required Bonding Facility” means a bonding facility of adequate size to support the work program of the Borrower and its Subsidiaries and which is otherwise reasonably satisfactory to the Administrative Agent.
“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments; provided that, the Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be disregarded for purposes of making a determination of Required Lenders. For the purposes of this definition, (a) any Lender and its Affiliates shall constitute a single Lender, and (b) in no event shall Required Lenders include fewer than two (2) Lenders at any time there are two (2) or more Lenders.

“Resignation Effective Date” is defined in Section 9.7(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restatement Effective Date” means the first date upon which each condition described in Section 3.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.
“Restricted Payments” means (i) any dividends on or any other distributions in respect of any class or series of Ownership Interests and (ii) any purchase, redemption or other acquisition or retirement of Ownership Interests.
“Retainage” means any all compensation withheld from the Borrower by customers pursuant to the common construction contracting practice commonly called or referred to as “retainage”.
“Revolver Percentage” means, for each Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated or have expired, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.
“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.2, and 2.3.
“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $50,000,000 on the Restatement Effective Date.
“Revolving Credit Termination Date” means February 24, 2028 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3.
“Revolving Loan” is defined in Section 2.2 and, as so defined, includes a Prime Rate Loan or a SOFR Loan, each of which is a “type” of Revolving Loan hereunder.
“Revolving Note” is defined in Section 2.12(d).
“S&P” means Standard & Poor’s Ratings Services Group, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means a country or territory that is the subject of a Sanctions Program.
“Sanctioned Person” means (a) a Person named on a Sanctions List, each Person owned or controlled by a Person named on a Sanctions List, and each other Person that is subject to a Sanctions Program, (b) an agency or government of a Sanctioned Country, (c) an organization controlled directly or indirectly by a Sanctioned Country, or (d) a Person resident in a Sanctioned Country, to the extent subject to a Sanctions Program.
“Sanctions Event” means the event specified in Section 6.21(c).
“Sanctions Lists” means, and includes, (a) the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC, (b) the list of Sectoral Sanctions Identifications maintained by the U.S. Department of Treasury, (c) the list of Foreign Sanctions Evaders maintained by the U.S. Department of Treasury, and (d) any similar list maintained by the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of Treasury, or any other U.S. Governmental Authority, or maintained by a Canadian Governmental Authority, the United Nations Security Council, or the European Union.
“Sanctions Programs” means (a) all economic, trade, and financial sanctions programs administered by OFAC (including all laws, regulations, and Executive Orders administered by OFAC), the U.S. State Department, and any other U.S. Governmental Authority, including the Bank Secrecy Act, Anti-Money Laundering Laws, and any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States, and (b) to the extent applicable, all similar economic, trade, and financial sanctions programs administered, enacted, or enforced by the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Schedule of Accounts” means an aged trial balance and reconciliation to the Borrowing Base in form and substance reasonably satisfactory to the Administrative Agent (which may in the Administrative Agent’s Permitted Discretion include copies of original invoices) listing the Accounts of each Loan Party, certified on behalf of each Loan Party by a Duly Authorized Officer of the Borrower, to be delivered on a monthly basis to the Administrative Agent by the Borrower pursuant to Section 6.1(i).
“Schedule of Retainage” means a schedule of Retainage in form and substance reasonably satisfactory to the Administrative Agent listing in reasonable detail any and all outstanding Retainage, certified on behalf of each Loan Party by a Duly Authorized Officer of the Borrower, to be delivered on a monthly basis to the Administrative Agent by the Borrower pursuant to Section 6.1(i).
“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Obligations” means the Obligations, Hedging Liability, and Bank Product Liability, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding); provided, however, that, with respect to any Guarantor, Secured Obligations Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.
“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
“Security Agreement” means, that certain Security Agreement dated as of the Original Closing Date among the Loan Parties and the Administrative Agent, as reaffirmed on the Restatement Effective Date pursuant to the Reaffirmation Agreement.
“Seller Subordination Agreement” means, a subordination agreement dated as of December 2, 2021 by and among the Administrative Agent and the Sellers relating to the Jake Marshall Earn-Out, pursuant to which the Seller’s rights are made subordinate to the rights of the Administrative Agent and the Lenders on the terms set forth therein.
“Sellers” means, individually and collectively Richard L. Pollard and Matthew S. Pollard.
“Senior Funded Debt” means, at any time the same is to be determined, (a) Total Funded Debt at such time less (b) the Subordinated Debt at such time.
“Senior Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Senior Funded Debt of the Parent and its Subsidiaries as of such date to (b) EBITDA for the most recently ended four fiscal quarters.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.
“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 2.4(b).
“Solvent” or “Solvency” means, when used with respect to any Person, that, as at any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Purpose Joint Venture” means a joint venture entered into by one of the Loan Parties with another Person solely with respect to a particular contract, project or job and in which a subcontract is awarded to one of the Loan Parties from such joint venture entity which subcontract is subject to a perfected first priority Lien in favor of the Administrative Agent.
“Subordinated Debt” means the Jake Marshall Earn-Out and any other Indebtedness of the Parent and its Subsidiaries owing to a Person by that is subordinated in right of payment to the prior payment of the Secured Obligations pursuant to subordination provisions approved in writing by the Administrative Agent in its reasonable discretion, which Indebtedness shall have interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are acceptable in form and substance to the Administrative Agent and which subordination provisions shall contain restrictions on enforcement, restrictions on payment, subordination terms, and other material terms that are acceptable in form and substance to the Administrative Agent.
“Subordination Agreements” means, any subordination agreements entered into with respect to Subordinated Debt.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Interests of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries; provided, however, that no entity formed for the sole purpose of being a Special Purpose Joint Venture shall be deemed a Subsidiary of the Borrower.
“Supported QFC” has the meaning specified in Section 10.24.
“Surety Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Original Closing Date by and between the Bonding Company and the Administrative Agent, and any other intercreditor agreement entered into by a Bonding Company and the Administrative Agent after the Original Closing Date which is in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tax Distributions” means distributions made by a Loan Party to Parent for the payment of taxes by Parent in quarterly installments, based on Parent’s good-faith and reasonable estimate of income to be generated by Parent’s and its Subsidiaries’ business in such year to allow Parent to meet its tax obligations on such income taking into account the carryforward of net operating losses for any previous tax year that begins on or after the Restatement Effective Date, but only to the extent such carryforward is permitted under applicable law and has not already been utilized to reduce, in any tax year during which this Agreement is in effect, the amount of any distribution otherwise permitted hereunder.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, liabilities or penalties applicable thereto.
“Term SOFR” means, for any Interest Period, a rate per annum equal to the CME Term SOFR Reference Rate that is administered by the Term SOFR Administrator for such Interest Period that appears on the applicable page of the CME Group website that sets forth CME Term SOFR Reference Rates (or that is distributed by such other service selected by the Administrative Agent from time to time that provides quotations of Term SOFR) on the day (the “Rate Setting Date”) two Business Days prior the first day of such Interest Period; provided that:

(i)     if such rate is not so published for any Interest Period, the rate used for such Interest Period shall be the CME Term SOFR Reference Rate most recently published prior to such Rate Setting Date for a period with a duration that is the same as that of such Interest Period so long as the date such most recently published rate was published is not more than three Business Days prior to such Rate Setting Date, and

(ii)    if Term SOFR for any Interest Period would otherwise be less than 0.15%, Term SOFR for such Interest Period will be deemed to be 0.15%.
“Term SOFR Administrator” means CME Benchmark Administration Limited (or any successor).
“Total Consideration” means the sum (but without duplication) of (a) cash paid or payable (net of any cash acquired in connection with such Acquisition) by any Loan Party in connection with any Acquisition, whether paid at or prior to or after the closing thereof, plus (b) Indebtedness payable by any Loan Party to the seller in connection with such Acquisition, plus (c) purchase price payments which are required to be made over a period of time and are not contingent upon the Borrower or any other Loan Party meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Prime Rate), but only to the extent not included in clause (a) or (b) above.
“Total Funded Debt” means, at any time the same is to be determined, for Parent and its Subsidiaries on a consolidated basis, the sum (but without duplication) of: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the aggregate amount of Capitalized Lease Obligations (excluding Capitalized Lease Obligations attributable to the lease of that certain real property located at 926 Featherstone Road, Pontiac, Oakland County, MI 48342); (c) the maximum amount available to be drawn (less any amount of cash collateral in respect of such maximum amount) under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and similar instruments (other than any premiums payable under the Bonding Agreements, unless not paid when due); (d) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (c) above; and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
“UCC” is defined in Section 1.2.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).
“Unused Revolving Credit Commitments” means, at any time, the difference between (a) the Revolving Credit Commitments then in effect and (b) the aggregate outstanding principal amount of Revolving Loans and L/C Obligations then outstanding (other than L/C Obligations that are Cash Collateralized).
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” is defined in Section 10.1(g)(ii)(B)(iii).
“Voting Interests” of any Person means Ownership Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including general partners of a partnership), other than Ownership Interests having such power only by reason of the happening of a contingency.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.
“Welfare Plan” means a “welfare plan” of the Loan Parties as defined in Section 3(1) of ERISA that is maintained or contributed to by a Loan Party or a Subsidiary of a Loan Party.
“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Ownership Interests (other than directors’ qualifying Ownership Interests as required by law) are owned by any one or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.
“Wintrust” is defined in the introductory paragraph of this Agreement.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
    Section 1.2.    Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and any successor of such law or regulation, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or to the awareness of any Loan Party shall mean and refer to (i) the actual knowledge of a Duly Authorized Officer of any Loan Party or (ii) the knowledge that a Duly Authorized Officer would have obtained if such representative had made a due inquiry with regard to the matter to which such phrase relates. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of Illinois as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States of America and in immediately available funds. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States of America. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity). Notwithstanding anything to the contrary contained in Section 1.3, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2017, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
    Section 1.3.    Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenant, standard, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries or such covenant, standard or term shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants (and all related defined terms) and applicable covenants, terms and standards shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.
    Section 1.4.    Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
    Section 1.5        Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, and each Acquisition (including any Permitted Acquisition), by the Borrower and its Subsidiaries that is consummated during any measurement period shall, for purposes of determining compliance with the financial covenants set forth in Section 6.20 and for purposes of determining the Applicable Margin, be given Pro Forma Effect as of the first day of such measurement period.
    Section 1.6        Rates. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

Section 2.    The Credit Facilities.
    Section 2.1.    [Reserved].
    Section 2.2.    Revolving Credit Commitments. Prior to the Revolving Credit Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions herein, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (a) the sum of all Revolving Credit Commitments in effect at such time and (b) the Borrowing Base as then determined and computed. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Prime Rate Loans or SOFR Loans. Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall have the right from time to time to establish additional reserves against the amount of Revolving Credit that the Borrower may otherwise request hereunder, which reserves shall be in such amounts as the Administrative Agent shall deem necessary or appropriate in its Permitted Discretion (x) based on adverse information, if any, concerning any or all of the Collateral received by the Administrative Agent after the date hereof, (y) with respect to the Bank Product Liability and Hedging Liability and (z) after the occurrence and continuation of a Default or Event of Default, with respect to rent and other amounts payable during the three (3) consecutive succeeding months under real property leases, bailee agreements, warehouse agreements and other similar contracts for the storing of inventory or equipment of the Loan Parties and with respect to which the Loan Parties have not provided Collateral Access Agreements (where Collateral Access Agreements are required to be provided under the Loan Documents). The amount of such reserves shall be subtracted from the Borrowing Base when calculating the amount of availability under the Revolving Credit and shall be deemed usage of the Revolving Credit Commitment, in each case when calculating the amount of availability under the Revolving Credit for purposes of Sections 2 and 3 hereof, other than with respect to the Revolving Credit Commitment fee under Section 2.13(a). Additionally, the Administrative Agent may from time to time reduce the advance rate percentage applicable to Eligible Accounts under the Borrowing Base, as the Administrative Agent shall deem necessary or appropriate in its Permitted Discretion based on adverse information, if any, concerning any or all of the Collateral received by the Administrative Agent after the date hereof. So long as no Default or Event of Default exists, the Administrative Agent agrees to give the Borrower thirty (30) days’ prior notice of the establishment of any such reserve (other than reserves relating to Bank Product Liability and Hedging Liability) or the change of any such percentage. Each Lender’s Revolving Credit Commitment shall expire on the Revolving Credit Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Credit Commitments shall be paid in full no later than such date.

    Section 2.3.    Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each such letter of credit, a “Letter of Credit”) for the Borrower’s account in an aggregate undrawn face amount up to the L/C Sublimit; provided, the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the sum of all Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as then determined and computed. Each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.
    (b)    Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in form and substance acceptable to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Revolving Credit Termination Date (unless the Borrower has provided Cash Collateral in compliance with the requirements of Section 4.5 as security for such Letter of Credit in an amount equal to 105% of the full amount then available for drawing under such Letter of Credit) in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b), and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Prime Rate from time to time in effect (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual number of days elapsed). Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3). Notwithstanding anything herein to the contrary, the L/C issuer shall be under no obligation to issue, extend or amend any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder unless the Borrower or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.5 sufficient to eliminate the L/C Issuer’s risk with respect to such Defaulting Lender.
    (c)    The Reimbursement Obligations. Subject to Section 2.3(b), the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be paid by no later than 11:00 a.m. (Chicago time) on the date which each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m.

(Chicago time) on the date when such drawing is to be paid, by the end of such day, in all instances in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Lender, the Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrower may otherwise have against the Administrative Agent, the L/C Issuer or any Lender, including (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, set-off, defense, or other right of the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or a L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or a L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or a L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each other Loan Party to the extent permitted by applicable law) suffered by the Borrower or any other Loan Party that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
    (d)    The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Revolver Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the L/C Issuer made the related payment to the date two (2) Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Prime Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.
The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default (or by any reduction or termination of the Revolving Credit Commitment of any Lender with respect to Letters of Credit issued prior to such reduction or termination), and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.
    (e)    Indemnification. The Participating Lenders shall, severally, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.
    (f)    Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent (or such lesser notice as the Administrative Agent and the L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.
    (g)    Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of this Agreement shall control. Notwithstanding anything else to the contrary in this Agreement, any Application or any other document related to issuing a Letter of Credit, any grant of a security interest pursuant to any Application shall be null and void.
    Section 2.4.    Applicable Interest Rates. (a) Prime Rate Loans. Each Prime Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a SOFR Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Prime Rate from time to time in effect, payable in arrears by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
    (b)    SOFR Loans. Each SOFR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Prime Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus Term SOFR, payable in arrears by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise); provided that (i) in the event of any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
    (c)    Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, L/C Participation Fees and other amounts owing by it at a rate per annum equal to:
    (i)    for any Prime Rate Loan, the sum of 2.00% per annum plus the Applicable Margin plus the Prime Rate from time to time in effect; and
    (ii)    for any SOFR Loan, the sum of 2.00% per annum plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto, and thereafter, at a rate per annum equal to the sum of 2.00% plus the Applicable Margin for Prime Rate Loans plus the Prime Rate from time to time in effect;
    (iii)    for any Reimbursement Obligation, the sum of 2.00% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation;
    (iv)    for any Letter of Credit, the sum of 2.00% plus the L/C Participation Fee due under Section 2.13(b) with respect to such Letter of Credit; and
    (v)    for any other amount owing hereunder not covered by clauses (i) through (iv) above, the sum of 2.00% plus the Applicable Margin plus the Prime Rate from time to time in effect;
provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section and any conversion of Loans into Prime Rate Loans shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default). While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.
    (d)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
    Section 2.5.    Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 11:00 a.m. (Chicago time): (i) at least three (3) U.S. Government Securities Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of SOFR Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Prime Rate Loans; provided, that the request for a Borrowing on the Restatement Effective Date may, at the discretion of the Administrative Agent, be given later than the times specified herein. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.6, a portion thereof, as follows: (i) if such Borrowing is of SOFR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as SOFR Loans or convert part or all of such Borrowing into Prime Rate Loans or (ii) if such Borrowing is of Prime Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into SOFR Loans. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by email (with a pdf copy of the applicable fully-executed notice), telephone, or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of SOFR Loans for an additional Interest Period or of the conversion of part or all of Prime Rate Loans into SOFR Loans must be given by no later than 11:00 a.m. (Chicago time) at least three (3) U.S. Government Securities Business Days before the date of the requested continuation or conversion. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a U.S. Government Securities Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and if such Borrowing is to be comprised of SOFR Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such email, telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
    (b)    Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy, or email notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make SOFR Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.
    (c)    Borrower’s Failure to Notify; Automatic Continuations and Conversions; Automatic Extensions of Revolving Loans if Reimbursement Obligations Not Repaid. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of SOFR Loans before the last day of its then current Interest Period within the time period required by Section 2.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of SOFR Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Prime Rate Loans. Any such automatic conversion to a Prime Rate Loan shall be effective on the applicable Interest Payment Date therefor. In the event the Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the

Administrative Agent by 1:00 p.m. (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Prime Rate Loans under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.
    (d)    Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 3, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois.
    (e)    Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have received notice from a Lender prior to the date on which such Lender is scheduled to make available to the Administrative Agent of its share of a Borrowing (which notice shall be effective upon receipt) that such Lender does not intend to make such share available, the Administrative Agent may assume that such Lender has made such share available in accordance with Section 2.5(d) when due and the Administrative Agent, in reliance upon such assumption, may (but shall not be required to) make available to the Borrower a corresponding amount (each such advance, a “Disproportionate Advance”) and, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, such Lender shall, on demand, make available to the Administrative Agent the Disproportionate Advance attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such Disproportionate Advance was made available to the Borrower and ending on (but excluding) the date such Lender makes available such Disproportionate Advance to the Administrative Agent at a rate per annum equal to: (i) from the date the Disproportionate Advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date two (2) Business Days after the date such share of the applicable Borrowing is due from such Lender to the date such payment is made by such Lender, the Prime Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, promptly following written demand from the Administrative Agent, repay to the Administrative Agent the proceeds of the Loan attributable to such Disproportionate Advance with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 so that the Borrower will have no liability under such Section with respect to such payment. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower under this Section shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
    Section 2.6.    Minimum Borrowing Amounts; Maximum SOFR Loans. Each Borrowing of Prime Rate Loans advanced under a Credit shall be in an amount not less than $500,000 or such greater amount that is an integral multiple of $50,000. Each Borrowing of SOFR Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount that is in an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than five Borrowings of SOFR Loans outstanding at any time.
    Section 2.7.    Maturity of Loans.
    (a)    [reserved].
(b)    Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.
    Section 2.8.    Prepayments. (a) Voluntary. The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of SOFR Loans at any time upon three (3) U.S. Government Securities Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Prime Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter time period then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any SOFR Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Prime Rate Loans, in a principal amount less than $500,000, (ii) if such Borrowing is of SOFR Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding.
    (b)    Mandatory. (i) If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property which results in Net Cash Proceeds in excess of $500,000 individually or $1,000,000 on a cumulative basis in any fiscal year of the Borrower, then (x) the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or the Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds in excess of $500,000 individually or $1,000,000 on a cumulative basis in any fiscal year of the Borrower; provided that in the case of each Disposition and Event of Loss, if the Borrower states in its notice of such event that the Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within one hundred eighty (180) days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets used or useful in the business, then so long as no Default or Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested as described in the Borrower’s notice within such one hundred eighty (180) day period. Promptly after the end of such one hundred eighty (180) day period, the Borrower shall notify the Administrative Agent whether the Borrower or such Subsidiary has invested or reinvested such Net Cash Proceeds as described in the Borrower’s notice, and to the extent such Net Cash Proceeds have not been so invested or reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds in excess of $500,000 individually or $1,000,000 on a cumulative basis in any fiscal year of the Borrower not so invested or reinvested. The amount of each such prepayment shall be applied to the Revolving Loans until paid in full (without a permanent reduction of the Revolving Credit Commitments). If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent and held by it in the Collateral Account. So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.
    (ii)    If after the Restatement Effective Date the Borrower or any Subsidiary shall issue any new Ownership Interests (other than Excluded Equity Issuances) or incur or assume any Indebtedness other than that permitted by Section 6.11, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance, incurrence or assumption to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, incurrence or assumption the Borrower shall prepay the Obligations in the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied to the Revolving Loans until paid in full (without a permanent reduction of the Revolving Credit Commitments). The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 6.11 or any other terms of this Agreement.
    (iii)    If at any time the sum of the unpaid principal balance of the Revolving Loans and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as then determined and computed, the Borrowers shall immediately upon notice (and, in any event, within one (1) Business Day of such notice) pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until payment in full thereof (without a permanent reduction of the Revolving Credit Commitments), with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.
    (iv)    If after the Restatement Effective Date the Borrower or any Subsidiary shall issue any Subordinated Debt, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the

Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied to the Revolving Loans until paid in full (without a permanent reduction of the Revolving Credit Commitments). The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 6.11 or any other terms of this Agreement.
    (v)    [reserved].
    (vi)    The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and, if necessary, in accordance with Section 4.5, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.
    (vii)     Upon the occurrence of a Change of Control, concurrently with the closing of any such transaction, at the election of the Administrative Agent and the Required Lenders, the Borrower shall (A) repay the Loans in full by payment of the outstanding principal of and the accrued interest on all outstanding Loans, together with all other amounts payable under the Loan Documents and (B) Cash Collateralize 105% of the then outstanding amount of all L/C Obligations.
    (viii)    Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Prime Rate Loans until payment in full thereof with any balance applied to Borrowings of SOFR Loans. Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any SOFR Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1. Each prefunding of L/C Obligations shall be made in accordance with Section 4.5.
    (c)    Lender Notification; Payment Application. The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower, and in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans (i) in the case of voluntary prepayments pursuant to Section 2.8(a), pro rata and (ii) in the case of mandatory prepayments pursuant to Section 2.8(b), in the inverse order of maturity.
    Section 2.9.    Place and Application of Payments. (a) General Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 11:00 a.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.
    (b)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Prime Rate then in effect for each such date.
    (c)    Application of Collateral Proceeds Before Default. Prior to the occurrence of an Event of Default, subject to Section 2.8(b), all payments and collections received in respect of the Obligations and all proceeds of Collateral shall (subject to the other terms of this Agreement) be applied by the Administrative Agent against the outstanding Obligations as follows:
    (i)    first, to any outstanding fees, charges, and expenses then due to the Administrative Agent and the Lenders;
    (ii)    second, to outstanding interest charges then due in respect of the Obligations;
    (iii)    third, to the outstanding principal balance of the Revolving Loans and Reimbursement Obligations in respect of amounts drawn under Letters of Credit until the outstanding principal balance of the Revolving Loans is not more than $10,000,000; and
    (iv)    finally, to be made available to the Borrower or whoever else may be lawfully entitled thereto.
    (d)    Application of Collateral Proceeds after Default. Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the

Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:
    (i)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, which the Borrower has agreed to pay the Administrative Agent under Section 10.12 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
    (ii)    second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
    (iii)    third, to the payment of principal on the Loans and unpaid Reimbursement Obligations, together with Cash Collateral for any outstanding L/C Obligations pursuant to Section 7.4 (until the Administrative Agent is holding Cash Collateral equal to 105% of the then outstanding amount of all such L/C Obligations), the aggregate amount paid to, or held as collateral security for, the Lenders to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
    (iv)    fourth, to the payment of all other Secured Obligations (including Bank Product Liability and Hedging Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
    (v)    fifth, to the Borrower or whoever else may be lawfully entitled thereto.
Notwithstanding anything contained herein to the contrary, no proceeds of any Collateral or payment made under or in respect of any Guaranty Agreement received from any person who is not an “eligible contract participant” as defined in the Commodities Exchange Act and regulations thereunder shall be applied to the payment of any Hedging Liability, but appropriate adjustments shall be made with respect to payments from the Loan Parties to preserve the allocation to Hedging Liability otherwise set forth in this Section.
    Section 2.10.    Voluntary Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (a) in an amount not less than $1,000,000 or any greater amount that is an integral multiple of $100,000 and (b) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and of L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/

C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 2.10 may not be reinstated.
    Section 2.11.    [Reserved].
    Section 2.12.    Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
    (b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and the type thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
    (c)    The entries maintained in the accounts maintained pursuant to Sections 2.12(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
    (d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D (in the case of its Revolving Loans and referred to herein as a “Revolving Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the Revolving Credit Commitment. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.9) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.9, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.
    Section 2.13.    Fees. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December in each year (commencing on the first such date occurring after the Restatement Effective Date) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

    (b)    Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to .125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last Business Day of each March, June, September, and December, commencing on the first such date occurring after the Restatement Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Revolver Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to 2.00% (computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.
    (c)    Upfront Fee. The Borrower shall pay to the Administrative Agent on the Restatement Effective Date, for the account of each Lender, an upfront fee in an amount equal to $50,000.
        Section 2.14.    Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.
    Section 2.15.    Assignment and Reallocation of A&R Commitments and A&R Loans.

(a)    Each of the parties hereto severally and for itself agrees that on the Restatement Effective Date, each A&R Lender hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to each Lender, and each such Lender hereby irrevocably purchases from such A&R Lender, a portion of the rights and obligations of such A&R Lender under the A&R Credit Agreement and each other Loan Document in respect of its A&R Loans and Commitments under (and as defined in) the A&R Credit Agreement such that, after giving effect to the foregoing assignment and delegation and any increase in the Commitments effected pursuant hereto, each Lender’s percentage of the Commitments and portion of the Loans for the purposes of this Agreement and each other Loan Document will be as set forth opposite such Person’s name on Schedule 1.
(b)    Each A&R Lender hereby represents and warrants to each Lender that, immediately before giving effect to the provisions of this Section, (i) such A&R Lender is the legal and beneficial owner of the portion of its rights and obligations in respect of its A&R Loans being assigned to each Lender as set forth above; and (ii) such rights and obligations being assigned and sold by such A&R Lender are free and clear of any adverse claim or encumbrance created by such A&R Lender.
(c)    Each of the Lenders hereby acknowledges and agrees that (i) other than the representations and warranties contained above, no Lender nor the Administrative Agent has made any representations or warranties or assumed any responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement, the A&R Credit Agreement or any other Loan Document or (B) the financial condition of any Loan Party or the performance by any Loan Party of the Obligations; (ii) it has received such information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and (iii) it has made and continues to make its own credit decisions in taking or not taking action under this Agreement, independently and without reliance upon the Administrative Agent or any other Lender.
(d)    The Borrowers, each of the Lenders and the Administrative Agent also agree that each of the Lenders shall, as of the Restatement Effective Date, have all of the rights and interests as a Lender in respect of the Loans purchased and assumed by it, to the extent of the rights and obligations so purchased and assumed by it.
(e)    Each Lender which is purchasing any portion of the A&R Loans shall deliver to the Administrative Agent immediately available funds in the full amount of the purchase made by it and the Administrative Agent shall, to the extent of the funds so received, disburse such funds to the A&R Lenders that are making sales and assignments in the amount of the portions so sold and assigned.
Section 3.    Conditions Precedent.
The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Prime Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to satisfaction (or waiver) of the following conditions precedent:
    Section 3.1.    All Credit Events. At the time of each Credit Event hereunder:
    (a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent the same expressly relate to an earlier date (and in such case shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date);
    (b)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
    (c)    after giving effect to such requested extension of credit, the aggregate principal amount of all Revolving Loans and L/C Obligations under this Agreement shall not exceed the lesser of (i) the aggregate Revolving Credit Commitments as of such date and (ii) the Borrowing Base as then determined and computed;
    (d)    in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5, in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees required to be paid at such time under Section 2.13, and, in the case of an extension or increase in the amount of a Letter of Credit, the L/C Issuer shall have received a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees required to be paid at such time under Section 2.13;
    (e)    such Credit Event shall not violate any Legal Requirement applicable to the Administrative Agent, the L/C Issuer, or any Lender (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; provided that, any such Legal Requirement shall not entitle any Lender that is not affected thereby to not honor its obligation hereunder to advance, continue or convert any Loan or, in the case of the L/C Issuer, to extend the expiration date of or increase the amount of any Letter of Credit hereunder.
Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist. For the avoidance of doubt, no Lender shall be required to make any Loans in the event that any of the conditions set forth in this Section 3.1 are not satisfied.
    Section 3.2.    Initial Credit Event. Before or concurrently with the initial Credit Event:
    (a)    the Administrative Agent shall have received this Agreement duly executed by the Loan Parties and the Lenders;
    (b)    the Administrative Agent shall have received for each Lender requesting Notes, such Lender’s duly executed Notes of the Borrower, dated the date hereof and otherwise in compliance with the provisions of Section 2.12(d);
    (c)    the Administrative Agent shall have received (i) with respect to each applicable Loan Party, as and to the extent applicable, the Security Agreement (or any joinder thereto) duly executed by the Loan Parties, together with (A) original stock certificates or other similar instruments representing all of the issued and outstanding Ownership Interests in the Borrower and each Subsidiary as of the Restatement Effective Date, to the extent such interests are certificated, (B) stock powers or similar transfer powers executed in blank and undated for the Collateral consisting of the Ownership Interests in the Borrower and each Subsidiary to the extent applicable, (C) with respect to any applicable Loan Party, to the extent not previously completed and filed, UCC financing statements to be filed against the Loan Parties, as debtors, in favor of the Administrative Agent, as secured party, (D) patent, trademark, and copyright collateral agreements, to the extent requested by the Administrative Agent, and (E) the

Reaffirmation Agreement duly executed by the Loan Parties; and (ii) a duly completed and executed Perfection Certificate;
    (d)    the Administrative Agent shall have received the Surety Intercreditor Agreement duly executed by the Bonding Company and the other parties thereto, together with copies of the Bonding Agreements in effect on the Restatement Effective Date certified by a Duly Authorized Officer of the Borrower, which documents, including the aggregate bonding availability thereunder, shall be in form and substance reasonably satisfactory to the Administrative Agent or; as to any Surety Intercreditor Agreement and Bonding Agreement which would otherwise be delivered with such certificate, a certification that the same has not been amended, modified, revoked or otherwise altered since its delivery to the Administrative Agent on the Original Closing Date, except to add Jake Marshall LLC as an indemnitor under the Bonding Agreement in connection with the Jake Marshall Acquisition, and otherwise remains in force;
    (e)    the Administrative Agent shall have received evidence that the outstanding principal balance and all other Obligations arising under or pursuant to the Existing Term Loans shall have been repaid in full;
    (f)    the Administrative Agent shall have received copies of each Loan Party’s Organization Documents, certified in each instance by a Duly Authorized Officer and, with respect to Organization Documents filed with a Governmental Authority, by the applicable Governmental Authority, or, as to any Organization Documents which would otherwise be delivered with such certificate, a certification that the same has not been amended, modified, revoked or otherwise altered since its delivery to the Administrative Agent on the Original Closing Date and otherwise remains in force;
    (g)    the Administrative Agent shall have received copies of resolutions of each Loan Party’s board of directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on such Loan Party’s behalf, all certified in each instance by a Duly Authorized Officer;
    (h)    the Administrative Agent shall have received copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for each Loan Party (dated no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;
    (i)    the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;
    (j)    the Administrative Agent shall have received for itself and for the Lenders the fees required by Section 2.13;

    (k)    the Administrative Agent shall have received certification from the Borrower’s Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Administrative Agent of the Solvency of the Loan Parties on a consolidated basis after giving effect to the Credit Event on the Restatement Effective Date;
    (l)    the Administrative Agent shall have received: (i) an executed compliance certificate from the Borrower’s Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Administrative Agent in the form of Exhibit E, calculated based on Borrower’s financial conditions as of March 31, 2023, which compliance certificate shall certify on the Restatement Effective Date no Material Adverse Effect has occurred; and (ii) unaudited historical quarterly financial statements for Parent and its Subsidiaries for the quarter ended March 31, 2023;
    (m)    the Administrative Agent shall have received financing statement and, as appropriate, tax and judgment lien search results against the Loan Parties, and their Property evidencing the absence of Liens thereon, except for Permitted Liens;
    (n)    All existing Indebtedness of the Borrower and its Subsidiaries other than permitted Indebtedness under Section 6.11 of this Agreement shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release;
    (o)    [reserved];
    (p)    the Administrative Agent’s due diligence with respect to the Loan Parties and their Subsidiaries, if any, shall be completed in a manner reasonably acceptable to the Administrative Agent;
    (q)    each of the Lenders shall have received, sufficiently in advance of the Restatement Effective Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, and any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party; and the Administrative Agent shall have received a fully executed IRS Form W-9 (or its equivalent) for each of the Loan Parties;
    (r)    none of the Loan Parties nor any of their Subsidiaries, if any, shall have obtained or attempted to obtain, place, arrange or renew any debt financing, except as otherwise permitted by Section 6.11, prior to the Restatement Effective Date and during the Lead Arranger’s and the Administrative Agent’s syndication of the credit facilities made available to the Borrower hereunder;

    (w)    the Administrative Agent shall have received the Legacy Claims Letter duly executed by the Loan Parties and the other parties thereto, in form and substance reasonably satisfactory to the Administrative Agent; and
    (x)    the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.
Section 4.    The Collateral and Guaranties.
    Section 4.1.    Collateral. The Secured Obligations shall be secured by (a) valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Loan Party in all Ownership Interests held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Loan Party in all personal property, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that: (i) the Collateral shall not include Excluded Property, and (ii) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles or other goods which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $100,000 in the aggregate.
    Section 4.2.    Liens on Real Property. Subject to Section 6.28 hereof, in the event that any Loan Party owns or hereafter acquires any real property (other than Excluded Property), such Loan Party shall execute and deliver to the Administrative Agent (or a security trustee therefor) a mortgage or deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such real property to secure the Secured Obligations, shall pay all Taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall supply to the Administrative Agent, at the Administrative Agent’s request and at Borrower’s cost and expense a survey, a certification with regard to flood zone location (and, if necessary, evidence of flood insurance), environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Permitted Liens) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith. Notwithstanding anything to the contrary set forth herein, no Loan Party or the Administrative Agent shall enter into any Mortgage in respect of any real property acquired by any Loan Party after the Restatement Effective Date that is located in a “special flood hazard area” until (a) the Administrative Agent has received written confirmation that each Lender has completed all flood insurance due diligence and flood insurance compliance with respect to the applicable real property subject to such Mortgage, and (b) the date that is forty-five (45) days after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by applicable flood laws, evidence of required flood insurance with respect to which flood insurance has been made available under applicable flood laws.
    Section 4.3.    Guaranties. The payment and performance of the Secured Obligations shall at all times be jointly and severally guaranteed by each Guarantor pursuant to one or more Guaranty Agreements.
    Section 4.4.    Further Assurances. Each Loan Party agrees that it shall from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral as required by this Section 4. In the event any Loan Party forms or acquires any other Subsidiary after the Restatement Effective Date, the Loan Parties shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty Agreement and such Collateral Documents as the Administrative Agent may then require to comply with this Section 4, and the Loan Parties shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.
    Section 4.5.    Cash Collateral. Immediately upon the request of the Administrative Agent, or the L/C Issuer at any time that there shall exist a Defaulting Lender, or otherwise as required hereby, including as required by Sections 2.3(b), 7.4 and 8.6(a)(v), the Borrower shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 8.6(a)(iv) and any Cash Collateral provided by the Defaulting Lender, if applicable) with respect to such Defaulting Lender or to cover such other amount required hereby.
    (a)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders.

The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest (subject to Permitted Liens) in the Collateral Account, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
    (b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.5 or Sections 2.3(b), 7.4, or 8.6(a)(v), or any other Section hereof in respect of Letters of Credit, shall be applied to the satisfaction of the specific Reimbursement Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
    (c)    Release. (i) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations giving rise thereto shall be released promptly following the elimination of the applicable Fronting Exposure and other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii), if such Cash Collateral (or the appropriate portion thereof) is not provided in connection with a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) shall be released promptly after (A) the Borrower shall have made payment of all such obligations referred to in this Section 4.5 above, (B) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (C) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, and (iii) Cash Collateral (or the appropriate portion thereof) shall be released promptly following the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 4.5 may be otherwise applied in accordance with Section 2.9), and (y) the Person providing Cash Collateral and the L/C Issuer, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 5.    Representations and Warranties.
Each Loan Party represents and warrants to each Lender, the Administrative Agent, and the L/C Issuer as follows:

    Section 5.1.    Organization and Qualification. Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing under the laws of the jurisdiction of its organization, (c) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (d) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case of clauses (a), (b) (other than with respect to the Borrower where failure to maintain such good standing is not curable or results in the dissolution of the Borrower), (c) and (d), where the same could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
    Section 5.2.    Authority and Enforceability. The Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has the power and authority to enter into the Loan Documents executed by it, to guarantee the Secured Obligations, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Persons and constitute valid and binding obligations of such Loan Parties enforceable against each of them in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party of any of the matters and things herein or therein provided for, (a) contravene or violate any applicable Legal Requirement binding upon any Loan Party or any provision of the Organization Documents of any Loan Party, (b) violate or constitute a default under any covenant, indenture or agreement of or affecting the any Loan Party or any of its Property, in each case where such violation, contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.
    Section 5.3.    Financial Reports. The audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2022, and the unaudited consolidated financial statements of Parent and its Subsidiaries for the fiscal quarter ended March 31, 2023, heretofore furnished to the Administrative Agent, fairly and adequately present the consolidated financial condition of Parent and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. As of any date after the Restatement Effective Date, the audited consolidated financial statements of the Borrower and its Subsidiaries most recently furnished to the Administrative Agent pursuant to Section 6.1, fairly and adequately present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. As of the date of the most recently delivered annual financial statements, no Loan Party or any Subsidiary of a Loan Party has contingent liabilities required to be disclosed under GAAP or judgments, orders or injunctions against it that are material to it and which otherwise constitute an Event of Default under Section 7.1(g), other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1.
    Section 5.4.    No Material Adverse Change. Since the date of the most recent audited financial statements of Parent provided to the Administrative Agent pursuant to Section 6.1(b), there has been no change in the business condition (financial or otherwise), operations, performance or Properties of any Loan Party or any Subsidiary of any Loan Party except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
    Section 5.5.    Litigation and Other Controversies. Except as set forth on Schedule 5.5, there is no litigation, arbitration, labor controversy or governmental proceeding pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any of its Subsidiaries, or any of their respective Property, that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
    Section 5.6.    True and Complete Disclosure. All information furnished by or on behalf of the Loan Parties or any of their Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, does not contain any untrue statements or material fact or omit a material fact necessary to make the material statements herein or therein not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the Loan Parties or any of their Subsidiaries, the Loan Parties only represent and warrant that such information is prepared in good faith based upon assumptions and estimates believed to be reasonable by the Loan Parties at the time of preparation and at the time of delivery.
    Section 5.7.    Use of Proceeds; Margin Stock. The Borrower shall (a) on the Restatement Effective Date, use proceeds of the Revolving Loan advanced on the Restatement Effective Date to repay the outstanding principal balance of the Existing Term Loans and to fund certain fees and expenses associated with this Agreement and the transactions contemplated hereby and thereby; and (b) from and after the Restatement Effective Date, use the proceeds of any extension of credit hereunder for working capital purposes and other general corporate purposes of the Loan Parties and their Subsidiaries.  No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds of Loans will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations.  Margin Stock constitutes less than 25% of the value of those assets of the Loan Parties and their Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

    Section 5.8.    Taxes. Each Loan Party and each of its Subsidiaries has timely filed or caused to be timely filed all tax returns required to be filed by such Loan Party and/or any of its Subsidiaries, except where (i) extensions have been duly obtained or (ii) failure to so file could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party and each of its Subsidiaries has paid (or made adequate provisions and established appropriate reserves for) all Taxes which have become due and payable by them other than Taxes which are not delinquent, except those that are being contested in good faith and by appropriate legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP and no Lien resulting therefrom attaches to any of its Property (other than any Permitted Liens).
    Section 5.9.    ERISA. Except as would not reasonably be expected to result in liability in excess of $1,500,000, or except as set forth on Schedule 5.9, (a) no ERISA Event has occurred and no Loan Party or any member of its Controlled Group has knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (b) each Plan is in compliance with all applicable Legal Requirements; and (c) there is no existing or pending (or to the knowledge of the Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan or Welfare Plan; (d) no Loan Party or any member of the Controlled Group has received in the past five years any requests for a “Statement of Business Affairs” from any Multiemployer Plan it has contributed to; and (e) substantially all of the employees for whom any Loan Party or member of its Controlled Group has an obligation to contribute to a Multiemployer Plan perform work in the building and construction industry. No Lien has been imposed under Section 430(k) of the Code or Sections 303 or 4068 of ERISA on any asset of a Loan Party or a Subsidiary of a Loan Party. An update to this Schedule 5.9 will be included as an attachment to each certificate delivered pursuant to Section 6.1(c).
    Section 5.10.    Subsidiaries. Schedule 5.10 (as supplemented from time to time pursuant to Section 6.18) identifies (a) each Subsidiary (including Subsidiaries that are Loan Parties) and (b) the following information for each Subsidiary: (i) jurisdiction of its organization; and (ii) the percentage of issued and outstanding interests of each class of its Ownership Interests owned by any Loan Party and/or its Subsidiaries; and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized Ownership Interests and the number of interests of each class issued and outstanding. All of the outstanding Ownership Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such Ownership Interests indicated on Schedule 5.10 (as supplemented from time to time pursuant to Section 6.18) as owned by a Loan Party or another Subsidiary are owned, beneficially and of record, by such Loan Party or Subsidiary free and clear of all Liens, other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and Permitted Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Ownership Interests of any Subsidiary.
    Section 5.11.    Compliance with Laws. The Loan Parties and their Subsidiaries are in compliance with all applicable Laws in respect of the conduct of their businesses and the ownership of their Property to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
    Section 5.12.    Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries: (i) is and has been in compliance with all applicable Environmental Laws; and (ii) has obtained all permits, licenses and approvals required by applicable Environmental Laws, all such permits, licenses and approvals are in full force and effect and each Loan Party and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, licenses and approvals. There are no pending or, to the knowledge of the Loan Parties and their Subsidiaries, threatened Environmental Claims against any Loan Party or any of its Subsidiaries or any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences that, to the knowledge of the Loan Parties and their Subsidiaries, could reasonably be expected to (i) form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries, or (ii) cause any such real property to be subject to any restrictions on its ownership, occupancy, use or transferability under applicable Environmental Laws, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries or at any off-site location for which any Loan Party or any of its Subsidiaries is liable, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. To the extent requested by the Administrative Agent, the Loan Parties have made available to Administrative Agent accurate and complete copies of all material environmental reports, studies, assessments, investigations, audits, correspondence and other documents relating to environmental or occupational safety and health matters with respect to any real property, including leaseholds, owned or operated by the Loan Parties or any of their Subsidiaries that are in the Loan Parties’ possession or control.
    Section 5.13.    Investment Company. No Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.
    Section 5.14.    Intellectual Property. Each Loan Party and each of its Subsidiaries owns or has obtained licenses or other rights of whatever nature to all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others except for such conflicts, rights to use and any failure to own or obtain such licenses and other rights, as the case may be, as could not reasonably be expected to result in a Material Adverse Effect.
    Section 5.15.    Good Title. The Loan Parties and their Subsidiaries have good and marketable title to, or valid leasehold interests in, or rights to use, their assets as reflected on the Loan Parties’ most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets in the ordinary course of business, and such defects in title or interests that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.
    Section 5.16.    Labor Relations. No Loan Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.16, there is (a) no strike, labor dispute, slowdown, or stoppage pending against any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties and their Subsidiaries, threatened against any Loan Party or any of its Subsidiaries, (b) to the knowledge of the Loan Parties and their Subsidiaries, no union representation proceeding is pending with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activities are taking place and (c) as of the Restatement Effective Date no Loan Party nor any of its Subsidiaries is a party to a collective bargaining agreement, except (with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
    Section 5.17.    Governmental Authority and Licensing. The Loan Parties and their Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Loan Parties, threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
    Section 5.18.    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party of any Loan Document, except for (a) such approvals, authorizations, consents, licenses or exemptions from, or filings or registrations which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings which are necessary to release Liens granted pursuant to the document related to the Jake Marshall Acquisition, and (c) filings, authorizations, consents, licenses, exemptions or registrations which are necessary to perfect the security interests created under the Collateral Documents.
    Section 5.19.    Affiliate Transactions. No Loan Party nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
    Section 5.20.    Solvency. The Loan Parties and their Subsidiaries are, on a consolidated basis, Solvent.
    Section 5.21.    No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby (except in connection with the Jake Marshall Acquisition in an amount not to exceed $440,000 in the aggregate); and the

Loan Parties hereby agree to indemnify the Administrative Agent, the L/C Issuer, and the Lenders against, and agree that they will hold the Administrative Agent, the L/C Issuer, and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.
    Section 5.22.    No Default. No Default or Event of Default has occurred and is continuing.
    Section 5.23.    Compliance with Anti-Corruption Laws and Sanctions Programs.  Each Loan Party is in compliance with the requirements of all Anti-Corruption Laws and Sanctions Programs applicable to it. Each Subsidiary of each Loan Party is in compliance with the requirements of all Anti-Corruption Laws and Sanctions Programs applicable to such Subsidiary. Each Loan Party has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding such Loan Party and its directors, officers, Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable Anti-Corruption Laws and Sanctions Programs. To the best of each Loan Party’s knowledge, neither any Loan Party nor any of its employees, officers, directors, agents, Affiliates or Subsidiaries is, as of the date hereof, a Sanctioned Person. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
    Section 5.24.    Bonding Facility. The Loan Parties have provided to the Administrative Agent a true and correct copy of the Bonding Agreement. The Borrower and its Subsidiaries have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course of business. Each of the Bonding Agreements is in full force and effect and no Duly Authorized Officer has knowledge of any condition that would constitute a default under Section 7.1(l) of this Agreement.
    Section 5.25.    Other Agreements and Documents. All Material Agreements existing on the Restatement Effective Date are listed on Schedule 5.25, and, except as set forth on such Schedule, all such Material Agreements are in full force and effect and no Loan Party is in default under such agreements which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. No Loan Party is in any violation of its Organization Documents which could reasonably be expected to have a Material Adverse Effect.
    Section 5.26.    Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, to the knowledge of the Loan Parties, each Account included in the calculation of Borrowing Base satisfies all of the criteria stated herein to be an Eligible Account or, in the event knowledge is acquired by any Loan Party after the delivery of such Borrowing Base Certificate, which would cause such representation to be inaccurate, the Loan Parties have promptly delivered to the Administrative Agent a corrected Borrowing Base Certificate.

    Section 5.27    Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
    Section 5.28    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
Section 6.    Covenants.
Each Loan Party covenants and agrees that, so long as any Credit is available to or in use by the Borrower hereunder and until the Facility Termination Date:
    Section 6.1.    Information Covenants. The Loan Parties will furnish to the Administrative Agent:
    (a)    Quarterly Reports. Within fifty (50) days after the end of the first three fiscal quarters of the Borrower, commencing with the fiscal quarter of the Borrower ending March 31, 2023, (i) the Parent and its Subsidiaries consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Parent in accordance with GAAP, setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year and comparable budgeted figures for such fiscal quarter, all of which shall be certified by the Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Administrative Agent that the consolidated schedules fairly present in all material respects in accordance with GAAP the financial condition of the Parent and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, (ii) a work in process report of the Parent and its Subsidiaries as at the end of such fiscal quarter in form and substance reasonably acceptable to the Administrative Agent, and (iii) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.
    (b)    Annual Statements. Within one hundred twenty (120) days after the close of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2022, (i) a copy of Parent’s consolidated balance sheet as of the last day of the fiscal year then ended and Parent’s consolidated statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Loan Parties and reasonably acceptable to the Administrative Agent (it being acknowledged that Crowe LLP is acceptable to the Administrative Agent), to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Parent and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.
    (c)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 6.1(a) and (b), commencing with the fiscal year ending December 31, 2023, of the Borrower, (i) a certificate of the Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to Administrative Agent in the form of Exhibit E (A) stating no Default or Event of Default has occurred and is continuing during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (B) confirming that the representations and warranties stated in Section 5 remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent such representations and warranties relate to an earlier date (and in such case, confirming they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date), and (C) showing detailed covenant calculations evidencing the Borrower’s compliance with the covenants set forth in Section 6.20, and (ii) a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to Section 6.1(d).
    (d)    Budgets. As soon as available, but in any event at least thirty (30) days after the first day of each fiscal year of the Borrower, a budget in form satisfactory to the Administrative Agent (including a breakdown of the projected results of each of the GCR (construction) and ODR (service) lines of business of the Parent and its Subsidiaries consistent with historical past practices, budgeted consolidated statements of income, and sources and uses of cash and balance sheets for the Parent and its Subsidiaries) of the Borrower and its Subsidiaries in reasonable detail for each fiscal month and the four fiscal quarters of the immediately succeeding fiscal year and, with appropriate discussion, the principal assumptions upon which such budget is based.
    (e)    Notice of Default or Litigation, Labor Materials and Contracts. Promptly, and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Loan Parties propose to take with respect thereto; provided that this reporting obligation shall not apply to ordinary course short term performance defaults incurred under construction contracts entered into in the ordinary course of business, (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against any Loan Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (iii) any labor dispute to which any Loan Party or any of its Subsidiaries may become a party and which may have a Material Adverse Effect, (iv) any strikes, walkouts, or lockouts relating to any of the

Loan Parties’ or any of their Subsidiaries’ plants or other facilities, and (v) the occurrence of any event which constitutes a default or an event of default under any Material Agreement; provided that this reporting obligation shall not apply to ordinary course short term performance defaults incurred under construction contracts entered into in the ordinary course of business. In addition, the Loan Parties agree to provide the Administrative Agent, promptly upon receipt by any Loan Party, with copies of all pleadings filed relating to any litigation matter disclosed pursuant to this Section 6.1(e).
    (f)    Management Letters. Promptly after any Loan Party’s receipt thereof, a copy of each report or any “management letter” submitted to any Loan Party or any of its Subsidiaries by its certified public accountants and the management’s responses thereto.
    (g)    Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which Parent or any of its Subsidiaries has furnished to the shareholders of Parent or the SEC, Indebtedness of the Intermediate Holdco or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $500,000.
    (h)    Environmental Matters. Promptly upon, and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) any violation of applicable Environmental Law by, or notice of an Environmental Claim against, any Loan Party or any of its Subsidiaries or any real property owned or operated by any Loan Party or any of its Subsidiaries; (ii) any Release or threatened Release of Hazardous Substances that occurs on or arises from any real property owned or operated by any Loan Party or any of its Subsidiaries or for which any Loan Party or any Subsidiary of any Loan Party is liable, in each case that (x) is not in compliance with applicable Environmental Laws or (y) could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by any Loan Party or any of its Subsidiaries of such real property under any applicable Environmental Law; and (iv) any investigative, removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by any Loan Party or any of its Subsidiaries, or by any Loan Party or any of its Subsidiaries at any off-site location, to the extent required by any applicable Environmental Law or Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Loan Party’s or such Subsidiary’s response thereto. In addition, the Loan Parties agree to provide the Lenders with copies of all material written communications by the Loan Parties or any of their Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.
    (i)    Borrowing Base Certificate. Within thirty (30) days after the last day of each calendar month during which, at any time, there were any outstanding Revolving Loans or Letters of Credit in excess of $30,000,000, (i) a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of the immediately preceding month, together with such other information as therein required, prepared by the Borrower and certified to by its Chief Financial Officer or other Duly Authorized Officer of the Borrower reasonably acceptable to the Administrative Agent, and (ii) a Collateral Report executed on behalf of the Borrower by a Duly Authorized Officer of the Borrower, as of the close of business on the last day of the immediately preceding month, which report shall be in form and substance reasonably acceptable to the Administrative Agent and shall include an accounts receivable aging report. For the avoidance of doubt, if outstanding Revolving Loans and Letters of Credit do not exceed $30,000,000, in aggregate, at any time during a fiscal quarter, a Collateral Report shall be due within fifty (50) days after the last day of such fiscal quarter.
    (j)    Multiemployer Plans. Promptly after receipt by any Loan Party or any member of the Controlled Group, (x) a copy of any “Statement of Business Affairs” issued by any Multiemployer Plan to any Loan Party or any member of the Controlled Group and (y) a copy of any “estimate of withdrawal liability” received by any Loan Party or any member of its Controlled Group from any Multiemployer Plan it has contributed to, which estimate shall be requested by the Loan Parties at any time withdrawal from any Multiemployer Plan is contemplated by any Loan Party or any member of the Controlled Group.
    (k)    Monthly Board Reports. Within thirty (30) days after the last day of each calendar month, a copy of a “Monthly Board Report” prepared for the board of directors of Parent and relating to key performance indicators.
    (l)    Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request.
    (m)    Anti-Money Laundering; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.
    (n)    Beneficial Ownership. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.
    (o)    Activities of Parent; Consolidating Information.  (i) Promptly, and in any event within five (5) Business Days of the consummation of any of the following transactions, notice of such transaction and, thereafter and promptly following any reasonable request of the Administrative Agent or any Lender, such additional information and documentation in respect of such transaction as the Administrative Agent or any such Lender may reasonably request: (A) any incurrence of any Indebtedness by Parent (which shall not include guarantees of operating contracts in the ordinary course of business); (B)  consummation of any Investment (including any Acquisition) by Parent in any Person that is not and will not be a Subsidiary of the Intermediate Holdco and is not and will not be a Loan Party (any such Person, a “Parent Entity”); (C)  creation of any Parent Entity; or (D) the purchase or other acquisition of any “operating” assets; and (ii) together with each set of consolidated financial statements referred to in clause (a) and (b) of this Section, at any time any Parent Entity exists, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any such Parent Entity (if any) (which may be in footnote form only) from such consolidated financial statements.
    (p)    Bonded Contracts. Within thirty (30) days after the last day of each calendar month, a report detailing the issuance of each Bonded Contract in the prior month, including a description of the specific job for which such Bonded Contract is issued, the amount of such Bonded Contract and the Loan Party or Person to whom such Bonded Contract is issued.
Financial statements and other similar information required to be delivered pursuant to clauses (a), (b) and (g) of Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such information is posted on the Parent’s website on the Internet on the investor relations page ir.limbachinc.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on the Platform. Notwithstanding anything to the contrary set forth herein, to the extent that the SEC issues an extension order or other similar form of relief regarding the timing of filing a Form 10-Q or Form 10-K, which is applicable, generally, to all public companies (as opposed to specifically applicable to the Parent or any of its Subsidiaries), the Loan Parties’ obligation to provide the financial statements and other similar information required to be delivered pursuant to clauses (a) and (b) of Section 6.1, as applicable, shall be granted a corresponding extension of relief.
    Section 6.2.    Inspections; Field Examinations. Each Loan Party will, and will cause each of its Subsidiaries to, permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Property of such Loan Party or such Subsidiary, and to examine the financial records and corporate books of such Loan Party or such Subsidiary, and discuss the affairs, finances, and accounts of such Loan Party or such Subsidiary with its and their Duly Authorized Officer and independent accountants, all at such reasonable times as the Administrative Agent or any Lender may request, and with respect to the independent accountants, after prior notice to the Borrower; provided that the Borrower shall be permitted to attend any visit with the independent accountants of the Loan Parties; provided, further, so long as no Default or Event of Default exists, prior written notice of any such visit, inspection, or examination shall be provided to the Borrower and such visit, inspection, or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld. The Borrower shall pay to the Administrative Agent for its own use and benefit reasonable charges for examinations of the Collateral performed by the Administrative Agent or its agents or representatives in such customary per diem amounts and related out-of-pocket costs and expenses as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral examinations); provided, however, that in the absence of any Default and Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one such examination per calendar year; provided, further, that if an Event of Default has occurred and is continuing, the Administrative Agent shall be permitted to conduct inspections, audits and examinations as it reasonably deems advisable at the reasonable cost and expense of the Borrower. The Intermediate Holdco and the Borrower agree to pay (and shall cause each of their Subsidiaries to pay) on demand all reasonable costs, expenses and fees incurred by the Administrative Agent in connection with any inspections, examinations, or audits of any of the Loan Parties performed by the Administrative Agent under this Section 6.2.
    Section 6.3.    Maintenance of Property and Insurance; Environmental Matters. (a) Each Loan Party will, and will cause each of its Subsidiaries to, (i) keep its Property, plant, and equipment in good repair, working order and condition, normal wear and tear, casualty, and condemnation excepted, and shall from time to time make all necessary and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such Property, plant, and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried. In any event, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance on the Collateral to the extent required by the Collateral Documents.
    (b)    Without limiting the generality of Section 6.3(a), each Loan Party and its Subsidiaries shall: (i) materially comply with, and maintain all real property owned or operated by any Loan Party or any of its Subsidiaries in material compliance with, applicable Environmental Laws; (ii) obtain and maintain in full force and effect all permits, licenses and approvals required for its operations and the occupancy of its properties by applicable Environmental Laws; (iii) cure as soon as reasonably practicable any violation of applicable Environmental Laws which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) not, and shall not knowingly permit any other Person to, own or operate on any of its properties any underground storage tank (except such underground storage tank that is in material compliance with applicable Environmental Laws), landfill, dump or hazardous waste treatment, storage or disposal facility as defined pursuant to applicable Environmental Laws; and (v) shall not use, generate, treat, store, Release or dispose of Hazardous Materials at or on any real property owned or operated by any Loan Party or any of its Subsidiaries except in the ordinary course of its business and in material compliance with all applicable Environmental Laws. Each Loan Party and its Subsidiaries shall conduct any investigation, study, sampling and testing, abatement, cleanup, removal, remediation or other response or preventative action necessary to remove, remediate, prevent, cleanup or abate any Release or threatened Release of Hazardous Materials or any migration or continuation thereof required by applicable Environmental Laws which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
    Section 6.4.    Compliance with Laws and Material Agreements. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with the requirements of all Laws applicable to such Loan Party or any of its Subsidiaries’ Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than Permitted Liens). Each Loan Party shall, and shall cause each of its Subsidiaries to, timely satisfy all assessments, fines, costs and penalties imposed by any Governmental Authority against such Person or any Property of such Person, where any such failure to pay, individually or in the aggregate, would result in a Material Adverse Effect. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with any and all agreements or instruments evidencing Indebtedness and any other Material Agreement to which it is a party or by which it is bound, where such default would result in a Material Adverse Effect. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to effect compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions Programs.
    Section 6.5.    ERISA. Each Loan Party shall, and shall cause each member of its Controlled Group to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of the Loan Party’s or any of its Subsidiary’s Property. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify the Administrative Agent and each Lender of the occurrence of any other ERISA Event that could reasonably be expected to result in liability in excess of $1,500,000; provided, however, that each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify the Administrative Agent and each Lender of the occurrence of an event that may reasonably be expected to result in a complete or partial withdrawal by the Loan Party or any member of its Controlled Group from a Multiemployer Plan, regardless of whether the resulting liability is reasonably expected to be in excess of $1,500,000.
    Section 6.6.    Payment of Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge, all Taxes imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP.

    Section 6.7.    Preservation of Existence. Each Loan Party shall, and shall cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, bonds, authority to do business, licenses, patents, trademarks, copyrights, contracts and other rights that are necessary for the Loan Parties and their Subsidiaries to conduct their respective businesses as presently conducted, except for such patents, trademarks, copyrights, and other proprietary rights which, in the Loan Parties’ reasonable good faith determination, are no longer used, useful, or valuable to their respective businesses; provided, however, that nothing in this Section 6.7 shall prevent, to the extent permitted by Section 6.13, sales of assets by the Loan Parties or any of their Subsidiaries, the dissolution or liquidation of any Subsidiary of any Loan Party, or the merger or consolidation between or among the Subsidiaries of any Loan Party.
    Section 6.8.    Contracts with Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than Wholly-owned Subsidiaries that are Loan Parties) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
    Section 6.9.    Restrictions or Changes and Amendments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year or fiscal quarters from its present basis or amend or change, or allow to be amended or changed: (a) its Organization Documents in any way that could reasonably be expected to have a Material Adverse Effect; provided that prior to any amendment or modification of such Loan Party’s Organization Documents, the Borrower shall cause such Loan Party to furnish a true, correct and complete copy of such proposed amendment or modification to the Administrative Agent, or (b) any Material Agreement in a manner that could reasonably be expected to have a Material Adverse Effect.
    Section 6.10.    Change in the Nature of Business. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of such Loan Party or any of its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Restatement Effective Date or a Related Line of Business.
    Section 6.11.    Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, including liabilities under any Hedge Agreement, except:
    (a)    the Secured Obligations of the Loan Parties and their Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);
    (b)    Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

    (c)    intercompany Indebtedness among the Loan Parties to the extent permitted by Section 6.14;
    (d)    so long as the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 6.20 (i) Indebtedness consisting of Capitalized Lease Obligations of the Loan Parties, (ii) Indebtedness secured by a Lien that is (A) placed upon fixed or capital assets, acquired, constructed or improved by the Loan Parties so long as each such Lien shall only attach to the property to be acquired, and the Indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased, and (iii) Permitted Refinancing Indebtedness in respect of the items set forth in clauses (i) and (ii);
    (e)    Guarantees made by the Intermediate Holdco of Indebtedness allowed under this Section 6.11, provided that such guarantees are made in the ordinary course of business;
    (f)    Acquired Indebtedness in an amount not to exceed $2,000,000 outstanding at any one time;
    (g)    endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
    (h)    Indebtedness incurred under the Bonding Agreements;
    (i)    Indebtedness under tax-favored or government-sponsored financing transactions; provided that (x) the terms of such transactions and the Loan Parties thereto have been approved by the Administrative Agent in its reasonable discretion and (y) the aggregate principal amount of such Indebtedness shall not exceed $500,000 at any one time;
    (j)    Indebtedness in respect of netting services, overdraft protections and other like services, in each case incurred in the ordinary course of business.
    (k)    any Indebtedness existing on the Restatement Effective Date and listed on Schedule 6.11, and any Permitted Refinancing Indebtedness in respect of such Indebtedness;
    (l)    Indebtedness owing to insurance carriers to finance insurance premiums of any Loan Party in the ordinary course of business in a principal amount not to exceed at any time the amount of insurance premiums to be paid by such Loan Party;
    (m)    Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

    (n)    Investments permitted under Section 6.14 to the extent constituting Indebtedness;
    (o)    the Existing Letters of Credit;
    (p)    Permitted Seller Debt; and
    (q)    unsecured Indebtedness of the Loan Parties and their Subsidiaries not otherwise permitted by this Section 6.11 in an amount not to exceed $500,000 in the aggregate at any one time outstanding.
    Section 6.12.    Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):
    (a)    inchoate Liens for the payment of Taxes which are not yet delinquent or the payment of which is not required by Section 6.6;
    (b)    Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with bids, tenders, contracts, or leases to which any Loan Party or any Subsidiary of any Loan Party is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;
    (c)    Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries and do not secure any Indebtedness;
    (d)    Liens created by or pursuant to this Agreement and the Collateral Documents;
    (e)    Liens on Property of any Loan Party or any Subsidiary of any Loan Party created solely for the purpose of securing Indebtedness permitted by Section 6.11(d), representing or incurred to finance the purchase price of Property; provided that, no such Lien shall extend to or cover other Property of such Loan Party or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

    (f)    easements, permits, rights-of-way, encroachments, restrictions, zoning or building codes or ordinances, other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not and are not likely, either individually or in the aggregate, to involve a substantial and prolonged disruption of the business activities of any Loan Party or a Material Adverse Effect;
    (g)    Liens granted to the Bonding Company to secure the performance of surety bonds in accordance with the terms of the Bonding Agreements, subject to, and in compliance with, the terms and conditions of the Surety Intercreditor Agreement; provided that (i) such Liens are not perfected by the filing of a UCC Financing Statement (except to the extent such filing is expressly permitted pursuant to the terms of the Surety Intercreditor Agreement), (ii) the Administrative Agent continues to have, subject to common law subrogation rights created by or pursuant to the Bonding Agreements, subject to the Surety Intercreditor Agreement a perfected, first priority Lien on any and all collateral referenced in such Bonding Agreements, and (iii) such Liens do not include cash deposits or the issuance of letters of credit for the benefit of the Bonding Company, in each case, in excess of $1,000,000 in the aggregate; provided that the Existing Letters of Credit shall be permitted hereunder notwithstanding the foregoing $1,000,000 aggregate in clause (iii);
    (h)    Liens arising from the rights of lessors under leases that are not Capital Leases (including financing statements regarding Property subject to a lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the Property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);
    (i)    Liens arising in connection with financing transactions permitted by Section 6.11(i); provided that such Liens do not at any time encumber any Property except that financed in such transactions;
    (j)    Liens consisting of judgment or judicial attachment liens (other than for the payment of Taxes) in respect of judgments, the existence of which do not constitute an Event of Default;
    (k)    Liens in favor of collecting banks arising under Section 4-210 of the UCC;
    (l)    Liens assumed by any Loan Party in connection with a Permitted Acquisition that secure Acquired Indebtedness that is permitted under Section 6.11(f); provided that (i) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) such Liens do not encumber any Property other than Property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and are not all asset Liens, (iii) such Liens do not attach to any other Property of Parent or any of its Subsidiaries and (iv) such

Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs;
    (m)    Liens described on Schedule 6.12;
    (n)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(g) or securing appeal or other surety bonds related to such judgments, provided by a surety or otherwise are junior to the Lien of the Administrative Agent;
    (o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 6.11; and
    (p)    Liens on cash collateral supporting the Existing Letters of Credit in an aggregate amount not exceeding 105% of the face amount thereof.
    Section 6.13.    Consolidation, Merger, and Sale of Assets. No Loan Party shall, nor shall it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease, or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section 6.13 shall not prevent:
    (a)    the sale and lease of inventory in the ordinary course of business;
    (b)    the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Loan Parties or their Subsidiaries, has become obsolete, or worn out, or is no longer used or useful in the business of the Loan Parties and their Subsidiaries;
    (c)    the sale, transfer, lease, or other disposition of Property of any Loan Party to another Loan Party;
    (d)    the merger (or dissolution) of any Loan Party with and into the Borrower or any other Loan Party, provided that, in the case of any merger (or dissolution) involving the Borrower, the Borrower is the legal entity surviving the merger (or dissolution);
    (e)    the disposition or sale of Cash Equivalents on consideration for cash;
    (f)    the sale of vehicles in the ordinary course of business that are owned by the Loan Parties;
    (g)    dispositions resulting from an Event of Loss, provided that the proceeds are used and applied as required by Section 2.8(b);

    (h)    the sale, transfer, lease, or other disposition of Property of any Loan Party or any Subsidiary of any Loan Party (including any disposition of Property as part of a sale and leaseback transaction) having an aggregate fair market value of not more than $250,000 during any fiscal year of the Borrower;
    (i)    the termination, surrender or sublease of a real estate lease in the ordinary course of business which does not interfere in any material respect with the business of the Borrower or its Subsidiaries; and
    (j)    the sale and leaseback of real property approved by each Lender in its sole discretion.
    Section 6.14.    Advances, Investments, and Loans. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make an Investment except that this Section 6.14 shall not prevent:
    (a)    receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
    (b)    Investments in cash and Cash Equivalents; provided that the aggregate amount of all Investments in cash and Cash Equivalents not held in (i) Excluded Deposit Accounts, or (ii) an account with the Administrative Agent or an account with another Lender subject to a control agreement in favor of the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, shall not exceed $50,000;
    (c)    Investments (including debt obligations) (x) received in connection with the bankruptcy or reorganization of suppliers and customers and (y) in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
    (d)    the Loan Parties’ existing Investments in their respective Subsidiaries on the Restatement Effective Date, and Investments made from time to time in other Loan Parties (other than the Intermediate Holdco);
    (e)    intercompany advances made from time to time among the Loan Parties in the ordinary course of business;
    (f)    Permitted Acquisitions;
    (g)    loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business; provided that the aggregate outstanding amount of all such loans and advances under this clause (g) shall not exceed $250,000 in the aggregate at any one time;

    (h)    workers compensation deposits, payment of any premiums on insurance policies, if any, and other deposits made in the ordinary course of any Loan Party’s business;
    (i)    Investments in joint ventures not to exceed the sum of (i) $2,000,000 minus (ii) the amount of Investments made in reliance on subclause (ii) of Section 6.14(l), in the aggregate at any one time, so long as (A) unless the grant thereof is precluded by the applicable contractual provisions governing such joint venture, the Administrative Agent possesses a valid, perfected Lien on the applicable Loan Party’s interests in such joint venture, (B) any Indebtedness for borrowed money at any time Guaranteed by any Loan Party on or after the date of such Investment is permitted Indebtedness under Section 6.11 of this Agreement and no such Indebtedness is secured by Liens on any of the Property of any Loan Party, (C) the Borrower provides the Administrative Agent with reasonable notice of all Investments to be made in joint ventures and provides any documents relating thereto reasonably requested by the Administrative Agent, (D) both before and after such Investments, no Default or Event of Default exists hereunder, and (E) the joint venture is in the same line of business engaged in as of the date of this Agreement by the Borrower and any of its Subsidiaries or a Related Line of Business and has its primary operations in the United States of America;
    (j)    Investments in Special Purpose Joint Ventures, limited to capital contributions not to exceed $50,000 per Special Purpose Joint Venture and $250,000 in the aggregate at any one time outstanding;
    (k)    Investments existing on the date hereof, as set forth on Schedule 6.14 hereto; and
    (l)    Other Investments in addition to those otherwise permitted by this Section not to exceed the sum of (i) $500,000 plus (ii) up to $1,500,000 of unused Investments available pursuant to Section 6.14(i) on such date that the Borrower elects to apply to this subclause (ii), in the aggregate at any one time outstanding.
    Section 6.15.    Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare or make any Restricted Payments; provided, however, that the foregoing shall not operate to prevent:
    (a)    the making of dividends or distributions by any Subsidiary to the Borrower or by any Subsidiary to any other Loan Party (other than the Intermediate Holdco) that is the parent entity of such Subsidiary;
    (b)    the making of Tax Distributions to the Intermediate Holdco and the Intermediate Holdco may, in turn, make Tax Distributions to Parent;
    (c)    cash distributions to the Intermediate Holdco and the Intermediate Holdco may, in turn, make distributions to Parent, to pay (i) general administrative costs and expenses in an aggregate amount not to exceed $1,000,000 in any fiscal year of the

Intermediate Holdco, (ii) customary indemnifications of officers and directors, and (iii) customary directors’ fees; provided, that amounts paid in cash by a Loan Party on behalf of Parent that reduces Net Income shall not be considered a distribution or Restricted Payment;
    (d)    other Restricted Payments to the Intermediate Holdco and the Intermediate Holdco may, in turn, make to Parent, so long as (i) pro forma after such Restricted Payment is made, the Loan Parties are in compliance with the covenants set forth in Sections 6.20(a) and (b), (ii) immediately before and immediately after giving effect to such Restricted Payment, the Loan Parties shall have Consolidated Working Capital of at least $40,000,000, and (iii) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Restricted Payments; and
    (e)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, cash distributions to the Intermediate Holdco and the Intermediate Holdco may in turn make cash distributions to Parent for the redemption, retirement or otherwise acquisition of shares or warrants of Parent’s Ownership Interests from its stockholders, including present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) in an aggregate amount not to exceed $4,000,000 in any fiscal year.
    Section 6.16.    Limitation on Restrictions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Loan Party or Subsidiary to (a) pay dividends or make any other distributions on any Ownership Interests owned by a Loan Party or any Subsidiary, (b) pay, prepay or subordinate any Indebtedness owed to any Loan Party or any Subsidiary, (c) make loans or advances to any Loan Party or any Subsidiary, (d) transfer any of its Property to any Loan Party or any Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent, or (f) guaranty the Secured Obligations; provided that, the foregoing shall not prevent restrictions contained in any Loan Document.
    Section 6.17.    Limitation on Issuances of New Ownership Interests by Subsidiaries. No Loan Party will permit any of its Subsidiaries to issue any new Ownership Interests (including by way of sales of treasury stock); provided that, notwithstanding the foregoing, (a) Subsidiaries shall be permitted to issue new Ownership Interests in connection with their creation, so long as such creation is in compliance with Section 6.18, (b) so long as no Change of Control is caused thereby, the Loan Parties and their Subsidiaries shall be permitted to issue Ownership Interests to effect a Permitted Acquisition and (c) the Loan Parties and their Subsidiaries shall be permitted to issue new Ownership Interests in connection with the exercise of stock options.
    Section 6.18.    Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, no Loan Party will, nor will it permit any of its Subsidiaries to, establish or create, after the Restatement Effective Date, any Subsidiary; provided that the Loan Parties shall be permitted to establish or create Wholly-owned Subsidiaries so long as at least thirty (30) days (or such shorter period agreed to by the Administrative Agent) prior written notice thereof is given to the Administrative Agent, and the

Loan Parties timely comply with the requirements of Section 4 (at which time Schedule 5.10 shall be deemed to include a reference to such Subsidiary); provided further that the Loan Parties shall be permitted to establish or create joint ventures and Special Purpose Joint Ventures permitted under Section 6.14.
    Section 6.19.    Operating Accounts. Each of the operating accounts, including all depository and remittance accounts (but excluding any Excluded Deposit Accounts), of the Loan Parties shall be at all times maintained with the Administrative Agent or such other depository institution that is reasonably acceptable to the Administrative Agent.
    Section 6.20.    Financial Covenants. (a) Senior Leverage Ratio. Commencing with the fiscal quarter ending March 31, 2023, the Borrower and its Subsidiaries shall not, as of the last day of each fiscal quarter of the Borrower ending during the periods specified below, permit the Senior Leverage Ratio to be greater than 2.00:1.00.
    (b)    Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending March 31, 2023, as of the last day of each fiscal quarter of the Borrower, the Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than 1.20:1.00.
    (c)    Unfinanced Capital Expenditures: No Loan Party will, nor will it permit any Subsidiary to, make or become legally obligated to make any Unfinanced Capital Expenditures, except for Unfinanced Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries $4,000,000 during any fiscal year (such amount, the “Annual Limit”). Notwithstanding the foregoing and so long as no Default or Event of Default has occurred and is continuing, or would result from any such expenditure, 50% of any portion of the Annual Limit, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year; provided that, if any such amount is so carried over, (a) to the extent such capital expenditures are paid in cash, they will be deemed used in the applicable subsequent fiscal year after the Annual Limit for such fiscal year and (b) it may not be carried over to any subsequent fiscal year.
    Section 6.21.    Compliance with Anti-Corruption Laws and Sanctions Programs. (a) Each Loan Party shall at all times comply with the requirements of all Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply with the requirements of all Sanctions Programs applicable to such Subsidiary.
    (b)    Each Loan Party shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding such Loan Party, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with Anti-Corruption Laws, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdiction, and all applicable Sanctions Programs, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions Programs.
    (c)    If any Loan Party obtains actual knowledge or receives any written notice that such Loan Party, any of its officers or directors, any Affiliate, or any Subsidiary is named on any then current Sanctions List (such occurrence, a “Sanctions Event”), such Loan Party shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such Sanctions Event, and (ii) comply with all applicable laws with respect to such Sanctions Event (regardless of whether the party included on the Sanctions List is located within the jurisdiction of the United States of America), including the Sanctions Programs, and each Loan Party hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such Sanctions Event, including the requirements of the Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC and/or the U.S. Department of Treasury’s Office of Foreign Assets Control).
    (d)    No Loan Party will use any proceeds of the Loans (and the Borrower shall not request any Letter of Credit, the proceeds of which, to the knowledge of the Loan Parties, will be used to) finance or otherwise fund, directly or indirectly, (i) any activity or business with or related to any Sanctioned Person or any Sanctioned Country, (ii) in any other manner that will result in a violation of any Sanctions Program by any Person (including any Person participating in the Loans or Letters of Credit, whether as lender, underwriter, advisor, investor, or otherwise), or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.
    Section 6.22.    Subordinated Debt. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt, in each case of (a), (b) and (c), that is prohibited under the terms of the applicable Subordination Agreement. Notwithstanding the foregoing, the Loan Parties may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.
    Section 6.23.    Change in Accounts. To the extent not otherwise disclosed in a Borrowing Base Certificate previously delivered to the Administrative Agent, the Borrower shall notify the Administrative Agent promptly upon a Duly Authorized Officer obtaining knowledge of (i) any event or circumstance which, to any Loan Party’s knowledge, would result in any existing material Account no longer constituting an Eligible Account and (ii) all material adverse information relating to the financial condition of any material Account Debtor of the Borrower and its Subsidiaries.
    Section 6.24.    [Reserved].
    Section 6.25.    Limitations on Intermediate Holdco. The Intermediate Holdco shall not, directly or indirectly, (a) other than with respect to its own Ownership Interests, enter into or permit to exist any transaction (including the incurrence or assumption of Indebtedness (other than this Agreement, the other Loan Documents, and Indebtedness permitted by Section 6.11), any purchase, sale, lease or exchange of any Property, or the rendering of any service) between itself and any other Person or (b) engage in any material business or conduct any material activity (including the making of any investment or payment other than payments permitted hereunder), in each case, other than:
    (i)    investments in the Borrower and Subsidiaries permitted hereunder,
    (ii)    the performance of ministerial activities and payment of taxes and administrative fees necessary for the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto,
    (iii)    transactions or activities relating to its employees, directors and officers,
    (iv)    activities relating to the performance of obligations under the Loan Documents,
    (v)    the receipt and payment of Restricted Payments permitted under Section 6.15,
    (vi)    any other transaction or activity that the Intermediate Holdco is permitted to take under any Loan Document,
    (vii)    the performance of its obligations with respect to the Loan Documents,
    (viii)    financing activities, including the issuance of securities, the providing of guarantees, payment of dividends, and making contributions to the capital of the Borrower, in each instance to the extent expressly permitted hereby,
    (ix)    holding any cash or property (but not operating any property of any Loan Party or operating any business, except as otherwise permitted by this Section),
    (x)    providing indemnification to officers, managers and directors, and
    (xi)    activities and contractual rights and obligations incidental and reasonably related to the businesses or activities described in clauses (i) through (x) of this Section 6.25.
    Section 6.26.    Bonding Capacity. The Borrower and its Subsidiaries shall (i) have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course, and (ii) be in compliance in all material respects with all terms and conditions set forth in each Bonding Agreement and shall not permit a default to occur thereunder, except as permitted by Section 5.24 and to the extent such a default would not constitute an Event of Default under Section 7.1(l). No Loan Party shall modify any term of any Bonding Agreement such that the Property subject to any Lien in favor of the Bonding Company attaches to any Property not directly connected to the applicable Bond.

    Section 6.27.    Use of Proceeds. The Borrower shall use all proceeds of the Loans solely for the purposes set forth in, or otherwise permitted by, Section 5.7.
    Section 6.28.    Post-Closing Matters. The Loan Parties shall execute and deliver the documents and complete the tasks expressed on Schedule 6.28 in each instance within the time limits specified on such Schedule.
Section 7.    Events of Default and Remedies.
    Section 7.1.    Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
    (a)    (i) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or (ii) default for a period of five (5) Business Days in the payment when due of any interest, fee or any other Obligation payable hereunder or under any other Loan Document;
    (b)    default in the observance or performance of any covenant set forth in Sections 6.1, 6.2, 6.4, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.25, 6.26, 6.27 or 6.28 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;
    (c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such default shall first become known to any officer of any Loan Party or (ii) written notice of such default is given to the Borrower by the Administrative Agent;
    (d)    any representation, warranty or certification made or deemed made by any Loan Party herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;
    (e)    (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents (after the expiration of any applicable cure or grace period), or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or (iii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof or the terms of this Agreement, (iv) any Loan party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (v) any Loan Party or any Subsidiary of a Loan Party makes any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument subordinating such Subordinated Debt to any Secured Obligations, or any subordination provision in any document or instrument (including, without limitation, any intercreditor or subordination agreement) relating to any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;
    (f)    (i) any default shall occur under any Indebtedness of Parent or any Loan Party aggregating in excess of $1,500,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise), in each case after giving effect to applicable grace or cure periods, if any, (ii) any default shall occur under any Hedge Agreement of any Loan Party with any Lender or any Affiliate of a Lender, or (iii) any party to a Subordination Agreement breaches or violates, or attempts to terminate or challenge the validity of such Subordination Agreement shall be invalid or unenforceable;
    (g)    (i) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Loan Party, or against any of its Property for the payment of money, in an aggregate amount in excess of $500,000 (except to the extent fully and unconditionally covered by insurance pursuant to which the insurer has not denied liability therefor in writing and except to the extent fully and unconditionally covered by an appeal bond, for which such Loan Party has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant in excess of the amount of such appeal bond), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Loan Party to enforce any such judgment, or (ii) any Loan Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
    (h)    the occurrence of (a) an ERISA Event with respect to a Plan or a Multiemployer Plan that, individually or in the aggregate, has resulted in or could reasonably be expected to result in liability in excess of $1,500,000; provided that with respect to an ERISA Event of the type described in clause (i) of the ERISA Event definition relating to a Multiemployer Plan being in endangered or critical status, an Event of Default shall occur only if either (i) in addition to the dollar amount set forth above in this clause (a), a Loan Party or any member of its Controlled Group fails to timely satisfy a requirement resulting from such status or (ii) the dollar amount set forth above in this clause (a), measured for any one-year period, is exceeded, or (b) any event that could reasonably be expected to result in the imposition of a Lien under Section 430(k) of the Code or Section 303 or 4068 of ERISA on any assets of a Loan Party or a Subsidiary of a Loan Party;
    (i)    [reserved];
    (j)    Parent or any Loan Party shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k);
    (k)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Parent or any Loan Party, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against Parent or any Loan Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;
    (l)    With respect to the Bonding Agreements:
(i) the Bonding Company for any reason ceases to issue bonds, undertakings or instruments of guaranty and such cessation is reasonably likely to cause a Material Adverse Effect and the Borrower and its Subsidiaries shall fail to cause another Person reasonably acceptable to the Administrative Agent (provided that any such Person shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrower and its Subsidiaries and if such Person shall have entered into a Surety Intercreditor Agreement) to issue bonds, undertakings or instruments of guaranty pursuant to a Required Bonding Facility within sixty (60) days of the date that the Bonding Company ceased to issue bonds, undertakings or instruments of guaranty; or
(ii) the Borrower or any of its Subsidiaries defaults in the payment when due of any amount due under any Bonding Agreement or breaches or defaults with respect to any other term of any Bonding Agreement and (x) such failure continues unremedied for a period of five (5) Business Days or (y) if the effect of such failure to pay, default or breach is to cause the Bonding Company to take possession of the work under any of the bonded contracts of the Borrower or any of its Subsidiaries and value of the contract or project that has been taken over by the Bonding Company exceeds $500,000 (as determined by the Administrative Agent in its reasonable judgment); or
(iii) the Borrower or any Subsidiary breaches or defaults with respect to any term under any of the bonded contracts of the Borrower or such Subsidiary, if the effect of such default or breach is to cause the Bonding Company to take possession of the work under such bonded contract and value of the contract or project that has been taken over by the Bonding Company exceeds $500,000 (as determined by the Administrative Agent in its reasonable judgment);
    (m)    a notice of Lien, levy or assessment (other than with respect to a permitted Lien) is filed or recorded with respect to any of the assets of the Parent or any of its Subsidiaries (including, without limitation, the Collateral) by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien (other than a permitted Lien), upon any of the assets of the Parent or any of its Subsidiaries (including, without limitation, the Collateral), in each case, other than a Lien permitted under Section 6.12);
    (n)    [reserved];
    (o)    there shall be instituted in any court criminal proceedings against the Parent or any of its Subsidiaries or the Parent or any of its Subsidiaries shall be indicted for any crime, in either case, for which the forfeiture of greater than five percent (5.00%) of the consolidated assets of the Loan Parties is a reasonably likely penalty;
    (p)    any Loan Party shall be subject to suspension or debarment proceedings by the government of the United States, or any department, agency or instrumentality thereof;
    (q)    There occurs any Change of Control; or
    (r)    Administrative Agent (for the benefit of the Lenders) fails to have an enforceable first priority Lien (subject to Permitted Liens) on or security interest in a material portion of the Collateral.
    Section 7.2.    Non-Bankruptcy Defaults. When any Event of Default exists other than those described in subsection (j) or (k) of Section 7.1, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by (or with the consent of) the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by (or with the consent of) the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; and (d) if so directed by (or with the consent of) the Required Lenders, demand that the Borrower immediately Cash Collateralize 105% of the then outstanding amount of all L/C Obligations, and the Borrower agrees to immediately provide such Cash Collateral and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
    Section 7.3.    Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind (each of which is hereby waived by the Borrower), the Commitments and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate and the Borrower shall immediately Cash Collateralize 105% of the then outstanding amount of all L/C Obligations, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.
    Section 7.4.    Collateral for Undrawn Letters of Credit. If Cash Collateral for drawings under any or all outstanding Letters of Credit is required under Section 2.3(b) or under Section 7.2 or under Section 7.3, the Borrower shall forthwith Cash Collateralize the amount required as provided in Section 4.5.
    Section 7.5.    Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
Section 8.    Change in Circumstances and Contingencies.
    Section 8.1.    Funding Indemnity. If any Lender shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any SOFR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of interest rate swap agreements or the liquidation of other Hedge Agreements or incurred by reason of an assignment required by Section 10.2(b)) as a result of:
    (a)    any payment, prepayment or conversion of a SOFR Loan on a date other than on the last day of its Interest Period,

    (b)    any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a SOFR Loan, or to convert a Prime Rate Loan into a SOFR Loan, on the date specified in a notice given pursuant to Section 2.5(a), other than as a result of the application of Sections 8.2 or 8.3,
    (c)    any failure by the Borrower to make any payment of principal on any SOFR Loan when due (whether by acceleration or otherwise), or
    (d)    any acceleration of the maturity of a SOFR Loan as a result of the occurrence of any Event of Default hereunder, then, upon the written demand of such Lender, the Borrower shall pay to such Lender an amount (the “SOFR Breakage Fee”), as calculated by Administrative Agent, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) each Lender may sustain as a result of such default or payment. Borrower understands, agrees and acknowledges that: (i) Lenders do not have any obligation to purchase, sell and/or match funds in connection with the use of Term SOFR as a basis for calculating the rate of interest on a SOFR Loan, (ii) Term SOFR may be used merely as a reference in determining such rate, and (iii) Borrower has accepted Term SOFR as a reasonable and fair basis for calculating the SOFR Breakage Fee and other funding losses incurred by any Lender. Borrower further agrees to pay the SOFR Breakage Fee and other funding losses, if any, whether or not any Lender elects to purchase, sell and/or match funds.
    Section 8.2.    Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any SOFR Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain SOFR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain SOFR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected SOFR Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected SOFR Loans from such Lender by means of Prime Rate Loans from such Lender, which Prime Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.
    Section 8.3.    Inability to Determine Rates; Benchmark Replacement .
    (a)    Temporary Inability to Determine Rates. Subject to clause (b) below, if Administrative Agent or Required Lenders shall have determined in good faith that adequate and reasonable means do not exist for ascertaining Term SOFR or that Term SOFR does not adequately and fairly reflect the cost to Lenders of funding or maintaining such Loan for the applicable Interest Period, Administrative Agent (either individually or upon direction of Required Lenders) will forthwith give notice of such determination to Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain

SOFR Loans hereunder shall be suspended until Administrative Agent (individually or upon direction of Required Lenders) revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any request for Borrowing then submitted by it. If Borrower does not revoke such notice, Lenders shall make, convert or continue the Loans, as proposed by Borrower, but such Loans shall be made, converted or continued as Prime Rate Loans.
    (b)    Replacement Rate. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. Chicago time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to this Agreement or any other Loan Document, or further action or consent of the Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Prime Rate Loans. During the period referenced in the foregoing sentence, the component of Prime Rate Loans based upon the Benchmark will not be used in any determination of Prime Rate Loans.
    (c)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other document related hereto, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
    (d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 8.3. Notwithstanding anything to the contrary herein or in any other document related hereto, (x) any notice permitted or required to be given to the Borrower or any of the Lenders under this Section 8.3 shall be given in writing and may be sent by telefacsimile, nationally recognized overnight courier, first class, certified or registered mail or electronic mail, in each case, to the telefacsimile number, address or electronic mail address for such party in any other document related hereto or, in the event of a change to such telefacsimile number, address or electronic mail address, to such other telefacsimile number, address or electronic mail address that has been identified by such party for the purpose of receiving notices from time to time; and (y) any notices permitted or required to be given to the Administrative Agent under this Section 8.3 shall be given in writing and, unless the Administrative Agent otherwise directs by written notice to such party, shall be sent exclusively to LIBORtransition@wintrust.com or another electronic mail address that has been identified by the Administrative Agent to the Borrower. For purposes of the immediately preceding sentence, any notice sent by (A) telefacsimile shall be deemed to have been received when sent, (B) nationally recognized overnight courier or first class, certified or registered mail shall be deemed to have been received when actually received (or upon refusal of delivery) or (C) electronic mail shall be deemed to have been received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement). Each of the Borrower and the Lenders further acknowledges and agrees that (I) the Administrative Agent shall be entitled to rely on the authority of the person purporting to be authorized by the Borrower or any such Lender, as applicable, to give any notice provided by such party and the Administrative Agent shall have no liability to such party on account of any action taken (or omitted to be taken) by the Administrative Agent in reliance upon such notice and (II) any notice given by the Administrative Agent to the Borrower or any of the Lenders, as applicable, pursuant to this Section 8.3, shall satisfy any requirement to deliver notice to any person or entity other than the Borrower and the Lenders (including, without limitation, the Borrower’s or any Lender’s attorney) pursuant to this Agreement or any other document related hereto.
    (e)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
    (f)    Definitions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 8.3, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities denominated in U.S. dollars at such time; provided that, if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents (or analogous or similar term).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Prime Rate” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other documents related hereto).
“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark, (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, or (c) all Available Tenors of such Benchmark are not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
“Floor” means the benchmark rate floor, if any, provided in this Agreement with respect to Term SOFR; provided that if this Agreement does not specify a benchmark rate floor, the floor shall be deemed to be zero.
    Section 8.4.    Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:
    (i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender with respect to any SOFR Loans or the L/C Issuer;
    (ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
    (iii)    impose on any Lender or the L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
    (b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any lending office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
    (c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 8.4(a) or (b) above which shall include the basis for and calculation of such requested compensation and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
    (d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
    Section 8.5.    Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.
    Section 8.6.    Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
    (i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.10.
    (ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.13 shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer; third, to Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and to be released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of participation in any future Letter of Credit; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis in accordance with their Percentages under the applicable Credit prior to being applied to the payment of any Loans of, or L/C Obligations owed to such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.6 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
    (iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.13(a) or any amendment fees, waiver fees, or similar fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
    (B)    Each Defaulting Lender shall be entitled to receive any L/C Participation Fee under Section 2.13(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.5.
    (C)    With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that have been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
    (iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 3.1 are satisfied at such time (and, unless the Borrower shall have otherwise notified the Administrative Agent at the time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate principal amount of Revolving Loans and participating interests in L/C Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
    (v)     Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s interests in L/C Obligations (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 4.5 for so long as such interests in L/C Obligations are outstanding.
    (b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the L/C Issuer agree in writing in their reasonable discretion that a Lender is no longer a Defaulting

Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Percentages (without giving effect to Section 8.6(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
    (c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 9.    The Administrative Agent.
    Section 9.1.    Appointment and Authorization of Administrative Agent. Each Lender and the L/C Issuer hereby appoints Wheaton Bank & Trust Company, N.A., a Subsidiary of Wintrust Financial Corporation, to act on its behalf as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” in this Agreement or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
    Section 9.2.    Administrative Agent and Its Affiliates. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory, or other business with any Loan Party or any Affiliate of any Loan Party as if it were not the Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders. The terms “Lender” and “Lenders”, unless otherwise expressly indicated or unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.

    Section 9.3.    Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
    (i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
    (ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or any Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and
    (iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
    (b)    Any instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10) shall be binding upon all the Lenders. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists, and shall be deemed not to have knowledge of any Default or Event of Default, unless and until notice describing such Default is given to the

Administrative Agent in writing by the Borrower or a Lender. If the Administrative Agent receives from any Loan Party a written notice of an Event of Default pursuant to Section 6.1, the Administrative Agent shall promptly give each of the Lenders written notice thereof.
    (c)    Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, or any Credit Event, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Documents or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness, genuineness, value, worth, or collectability of this Agreement, any other Loan Document or any other agreement, instrument, document or writing furnished in connection with any Loan Document or any Collateral, or the creation, perfection, or priority of any Lien purported to be created by this Agreement or any Collateral Documents, or (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.
    Section 9.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may treat the payee of any Note or any Loan as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.
    Section 9.5.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and

any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
    Section 9.6.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
    Section 9.7.    Resignation of Administrative Agent and Successor Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000 and, so long as no Event of Default shall have occurred and be continuing, such appointment shall be within the Borrower’s consent (which shall not be unreasonably withheld). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
    (b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
    (c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
    Section 9.8.    L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included the L/C Issuer, with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to such L/C Issuer.
    Section 9.9.    Hedging Liability and Bank Product Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.9, as the case may be, any Affiliate of such Lender with whom any Loan Party has entered into an agreement creating Hedging Liability or Bank Product Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranty Agreements as more fully set forth in Section 2.9 and Section 4. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

    Section 9.10.    No Other Duties; Designation of Additional Agents. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, or the L/C Issuer hereunder. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof; provided that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise given to the Administrative Agent pursuant to this Section 9 and (ii) subject to Section 10.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
    Section 9.11.    Authorization to Enter into, and Enforcement of, the Collateral Documents and Guaranty. The Lenders, such Affiliates of the Lenders who may enter into an agreement creating Hedging Liabilities or Bank Product Liabilities pursuant to Section 9.9, and the L/C Issuer irrevocably authorize the Administrative Agent to execute and deliver the Collateral Documents, the Surety Intercreditor Agreement, each Subordination Agreement and each Guaranty Agreement on their behalf and on behalf of each of their Affiliates and to take such action and exercise such powers under the Collateral Documents, the Surety Intercreditor Agreement, any Subordination Agreement or any Guaranty Agreement as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents, the Surety Intercreditor Agreement, any Subordination Agreement or any Guaranty Agreement unless such amendment is permitted in connection with any transaction contemplated under Section 9.13 or otherwise consented to by the requisite Lenders in accordance with Section 10.10. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents, the Surety Intercreditor Agreement, each Subordination Agreement and each Guaranty Agreement upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or any or for the execution of any trust or power in respect of the Collateral or any Guaranty Agreement or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents, the Surety Intercreditor Agreement, any Subordination Agreement or any Guaranty Agreement; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.
    Section 9.12.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
    (a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer, and the Administrative Agent under Sections 2.13 and 10.12(a)) allowed in such judicial proceeding; and
    (b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 10.12(a). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
    Section 9.13.    Collateral and Guaranty Matters. (a) The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
    (i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon the Facility Termination Date, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or disposition permitted under the Loan Documents, or (C) subject to Section 10.10, if approved, authorized or ratified in writing by the Required Lenders;
    (ii)    to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.12(e);

    (iii)    to release any Guarantor from its obligations under its Guaranty Agreement if such Person ceases to be a Loan Party as a result of a transaction permitted under the Loan Documents; and
    (iv)    to reduce or limit the amount of the Indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under its Guaranty Agreement pursuant to this Section 9.13.
    (b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
    Section 9.14.    Credit Bidding. (a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements.
    (b)    Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Legal Requirements to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
    Section 9.15.    ERISA. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
    (b)    In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 10.    Miscellaneous.
    Section 10.1.    Taxes. (a) L/C Issuer. For purposes of this Section 10.1, the term “Lender” includes the L/C Issuer and the term “applicable law” includes FATCA.

    (b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
    (c)    Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
    (d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
    (e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 10.1(e).
    (f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 10.1, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
    (g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
    (ii)    Without limiting the generality of the foregoing,
    (A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
    (B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
    (i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

    (ii)    executed originals of IRS Form W-8ECI;
    (iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 representing that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
    (iv)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2, Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
    (C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
    (D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
    (h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 10.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 10.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
    (i)    Required Elections. In the event that the Borrower is classified as a partnership for federal income tax purposes, or any taxable years for which Sections 6221 through 6241 of the Code apply to the Borrower, the partnership representative shall, to the extent eligible, make the election under Section 6221(b) of the Code with respect to the Borrower and take any other action such as disclosures and notifications necessary to effectuate such election. If the election described in the preceding sentence is not available, to the extent applicable, the partnership representative shall make the election under Section 6226(a) of the Code with respect to the Borrower and take any other action such as filings, disclosures and notifications necessary to effectuate such election.
    (j)    Survival. Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
    Section 10.2.    Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 8.4, or requires the

Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.4 or Section 10.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
    (b)    Replacement of Lenders. If any Lender requests compensation under Section 8.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10.2(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.4 or Section 10.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
    (i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9(b)(iv);
    (ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
    (iii)    in the case of any such assignment resulting from a claim for compensation under Section 8.4 or payments required to be made pursuant to Section 10.1 such assignment will result in a reduction in such compensation or payments thereafter;
    (iv)    such assignment does not conflict with applicable law; and
    (v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
    Section 10.3.    No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
    Section 10.4.    Non-Business Days. If the payment of any obligation or the performance of any covenant, duty or obligation hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment or performance shall be extended to the next succeeding Business Day on which date such payment or performance shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
    Section 10.5.    Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or the L/C Issuer has any Commitment hereunder or any Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized) remain unpaid hereunder.
    Section 10.6.    Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and the L/C Issuer of amounts sufficient to protect the yield of the Lenders and the L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized).
    Section 10.7.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
    (i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
    (ii)    the provisions of this Section 10.7 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to any Loan Party (as to which the provisions of this Section 10.7 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
    Section 10.8.    Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.8(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:
(i)    if to any Loan Party:
    c/o Limbach Facility Services LLC
1251 Waterfront Place, Suite 201
Pittsburgh, Pennsylvania 15222
Attention:    Jayme Brooks
Telephone:    (818) 427-9661
Email:    jayme.brooks@limbachinc.com

    with a copy (which shall not constitute notice to):
Honigman LLP
315 East Eisenhower Parkway, Suite 100
Ann Arbor, MI 48108-3330
Attention:    Barbara A. Kaye
Telephone:    (734) 418-4260
Facsimile:    (734) 418-4261
Email:        bkaye@honigmans.com
(ii)     if to the Administrative Agent or the L/C Issuer:

Wheaton Bank & Trust Company, N.A.,
6262 S. Route 83, Suite 200
Willowbrook, IL 60527
Attention: David Nelson
Telephone: (630) 560-2116
Facsimile: (855) 492-6352
Email: dnelson@wintrust.com

    with a copy (which shall not constitute notice to):
Holland & Knight LLP
150 N. Riverside Plaza, Suite 2700
Chicago, Illinois 60606
Attention:    Joshua Spencer
Telephone:    (312) 715-5709
Facsimile:    (312) 578-6666
Email:        Joshua.Spencer@hklaw.com

(iii)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.8(b) below, shall be effective as provided in said Section 10.8(b).
    (b)     Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 2.3(f), or Section 2.5 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such respective Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
    (c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
    (d)    Platform.
    (i)    Each Loan Party agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the L/C Issuer and the Lenders by posting the Communications on DebtX or a substantially similar electronic transmission system (the “Platform”).
    (ii)    The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties or any of their Subsidiaries, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, and Lender or the L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.
    (iii)    The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (A) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the L/C Issuer and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, its Affiliates or any securities for purposes of United States federal and state securities laws; (C) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
    Section 10.9.    Successors and Assigns; Assignments and Participations.  (a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.9(b) below, (ii) by way of participation in accordance with the provisions of Section 10.9(d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.9(f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9(d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
    (b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that (in each instance with respect to any Credit) any such assignment shall be subject to the following conditions:
    (i)    Minimum Amounts.
    (A)    In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it (in each instance with respect to any Credit) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.9(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;
    (B)     In any case of an assignment not described in Section 10.9(b)(i)(A) above, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
    (ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.
    (iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.9(b)(i)(B) above and, in addition:
    (A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
    (B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed, or conditioned) shall be required for assignments in respect of the Revolving Credit if such assignment is to a Person that is not a

Lender with a Commitment in respect of such Credit, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
    (C)    the consent of the L/C Issuer shall be required for any assignment in respect of the Revolving Credit.
    (iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, an Affiliate of a Lender, or an Approved Fund with respect to a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
    (v)     No Assignment to Certain Persons. No Lender shall assign any of its rights or obligations hereunder to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or (C) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).
    (vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
    (vii)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.9(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a

Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.1, 8.4, 10.1 and 10.12 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9(d) below.
    (c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes), shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
    (d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.12(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.10 (i) and (ii) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4, and 10.1 (subject to the requirements and limitations therein, including the requirements under Section 10.1(g) (it being understood that the documentation required under Section 10.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9(b) above; provided that such Participant (A) agrees to be subject to the provisions of Section 10.2 as if it were an assignee under Section 10.2(b) above; and (B) shall not be entitled to receive any greater payment under Section 8.4 or Section 10.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.2(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
    (e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
    (f)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois Electronic Commerce Security Act or any other similar state laws based on the Uniform Electronic Transactions Act.
    (g)    Notwithstanding anything to the contrary herein, if at any time the Administrative Agent assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may terminate its commitment pursuant to Section 2.3(a) to issue Letters of Credit. In the event of such termination of the Administrative

Agent’s commitment to issue Letters of Credit pursuant to Section 2.3(a), the Borrower shall be entitled to appoint another Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Administrative Agent as the L/C Issuer. If the Administrative Agent terminates its commitment to issue Letters of Credit pursuant to Section 2.3(a), it shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Participating Lenders to fund their Participating Interests in such Letters of Credit pursuant to Section 2.3(d).
    Section 10.10.    Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, and (d) if the rights or duties of the L/C Issuer are affected thereby, the L/C Issuer; provided that:
    (i)    no amendment or waiver pursuant to this Section 10.10 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce or waive the amount of or postpone the date for any scheduled payment (but not including any mandatory prepayment) of any principal of or interest on any Loan or of any Reimbursement Obligation (except in connection with the waiver of acceptability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (C) change the application of payments set forth in Section 2.9 without the consent of any Lender adversely affected thereby;
    (ii)    no amendment or waiver pursuant to this Section 10.10 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders, change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 10.10, release any material Guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents) or subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation or subordinate, or have the effect of subordinating, the Liens securing the Secured Obligations to Liens securing any other Indebtedness or other obligation, or affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders; and
    (iii)    in addition to the other requirements of this Section 10.10, no amendment to Section 11 shall be made without the consent of the Guarantor(s) affected thereby.
Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the

Commitments of such Lender may not be increased or extended without the consent of such Lender, (ii) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with the terms herein) in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement, (iii) the Collateral Documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Legal Requirements (including any foreign law or regulatory requirement) or advice of local counsel, or (B) to cause such Collateral Document or other document to be consistent with this Agreement and the other Loan Documents, (iv) this Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuer, the Borrower, and the Lender affected thereby (and without the need to obtain the consent of any other Lender) solely to amend this Agreement to provide for more than one L/C Issuer, and (v) if following the Restatement Effective Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error, or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Collateral Documents), then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
    Section 10.11.    Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
    Section 10.12.    Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Credits, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender, or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with any Default or Event of Default hereunder or with the enforcement or protection of its rights (including all such expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Loan Party or any of its Subsidiaries as a debtor thereunder) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
    (b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Damages (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Guarantor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged violation of applicable Environmental Laws, the presence, Release or threatened Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or at any off-site location for which the Borrower or any of its Subsidiaries may be liable, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (in the case of any Indemnitee that is a Related Party of the Administrative Agent, a Lender or the L/C Issuer, solely to the extent such Related Party was acting on instruction from or on behalf of the Administrative Agent, such Lender or the L/C Issuer), or (y) arise in connection with a proceeding or other legal dispute that does not involve an act or omission by Parent, any Loan Party or any of their respective subsidiaries and has been brought by an Indemnitee against any other Indemnitee (other than any claims against the Administrative Agent or Wintrust, in its capacity as “Lead Arranger”, in each of their respective capacities or in fulfilling its roles as administrative agent or arranger or any similar role, as the case may be, under the Loan Documents). This Section 10.12(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any claim not related to any such Taxes.
    (c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.12(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s Percentage

(determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that with respect to such unpaid amounts owed to the L/C Issuer solely in its capacity as such, the Lenders shall be required to pay such unpaid amounts severally among them based on their Revolver Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 10.12(c) are several and not joint. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.
    (d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof (provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in under clause (b) of this Section, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
    (e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
    (f)    Survival. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of Obligations hereunder.
    Section 10.13.    Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the L/C Issuer or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.6 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
    Section 10.14.    Governing Law; Jurisdiction; Etc. (a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based on, arising out of, or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the state of Illinois, without regard to conflicts of law provisions.
    (b)    Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in each case in any forum other than the courts of the State of Illinois sitting in Cook County, and of the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Illinois State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
    (c)    Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this

Agreement or any other Loan Document in any court referred to in Section 10.14(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
    (d)    Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, the manner provided for notices (other than telecopy or email) in Section 10.8. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirements.
    Section 10.15.    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
    Section 10.16.    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) no Loan Party nor any endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) no Loan Party nor any endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the

Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.
    Section 10.17.    Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries and to Guarantors, respectively, shall apply only during such times as the Borrower has one or more Subsidiaries and as there are one or more Guarantors, respectively. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.
    Section 10.18.    Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and the L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuer a partnership, association, joint venture or other entity.
    Section 10.19.    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender and L/C Issuer to identify the Borrower in accordance with the Patriot Act.
    Section 10.20.    Waiver of Jury Trial. Each of the Loan Parties, the Administrative Agent, the L/C Issuer and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in this section.
    Section 10.21.    Treatment of Certain Information; Confidentiality. (a) Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,

(iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, provided that such assignee or Participant is subject to the provisions of this Section 10.21 or (B) any actual or prospective party (or its Related Parties) to any Hedge Agreement under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Loan Parties or the Credits or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credits, (viii) with the consent of the Borrower, or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
For purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries, provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
    (b)     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Parent, a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws. Furthermore, any Lender that is a Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, any Affiliate or any securities for purposes of United States federal or state securities laws.

    (c)    The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
    (d)    The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.
    Section 10.22.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
    Section 10.23.    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any Credit is available and until the Facility Termination Date. All such powers of attorney shall be for security.
    Section 10.24.    Acknowledgment Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Illinois and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
    Section 10.25    Electronic Execution; Electronic Records. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

    Section 10.26    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
     (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
        (i) a reduction in full or in part or cancellation of any such liability;
        (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
        (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
    Section 10.27    Effectiveness of Amendment and Restatement. On the Restatement Effective Date, the A&R Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the Obligations (as defined in the A&R Credit Agreement) under the A&R Credit Agreement as in effect immediately prior to the Restatement Effective Date and which remain outstanding; and (b) except for any Obligations (as defined in the A&R Credit Agreement) which are expressly contemplated to be repaid on the Restatement Effective Date and to the extent are in fact so repaid, the Obligations (as amended and restated hereby and which are hereinafter subject to the terms herein) are in all respects continuing, and shall continue to be secured as provided in the Loan Documents.
Section 11.    The Guarantees.
    Section 11.1.    The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, the Intermediate Holdco and each Subsidiary party hereto

(including any Subsidiary executing an Additional Guarantor Supplement substantially in the form attached hereto as Exhibit G or such other form reasonably acceptable to the Administrative Agent) and the Borrower (as to the Secured Obligations of another Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates that are parties to any document evidencing the Hedging Liability or Bank Product Liability, the due and punctual payment of all present and future Secured Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however that, with respect to any Guarantor, subject to Section 11.10, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any Secured Obligations guaranteed hereby, each Guarantor hereby unconditionally, jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.
    Section 11.2.    Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
    (a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
    (b)    any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability;
    (c)    any change in the corporate existence, structure, or ownership of, or any proceeding under any Debtor Relief Law affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;
    (d)    the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

    (e)    any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;
    (f)    any application of any sums by rights of set-off, counterclaim, or similar rights to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid, including the Secured Obligations;
    (g)    any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability; or
    (h)    any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.
    Section 11.3.    Discharge Only upon Facility Termination Date; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Facility Termination Date. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Loan Party or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
    Section 11.4.    Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation, reimbursement or indemnification by any payment made hereunder, or otherwise, until all the Secured Obligations (other than any contingent or indemnification obligations not then due) shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed subsequent to the termination of all the Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5. If any amount shall be paid to a Guarantor on account of such subrogation, reimbursement or indemnification rights at any time prior to the Facility Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

    Section 11.5.    Subordination. Each Guarantor hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Secured Obligations (other than any contingent obligations not due and owing and Letters of Credit Cash Collateralized). During the existence of any Event of Default, subject to Section 11.4 above, any such indebtedness, obligation, or liability of the Borrower or any other Loan Party owing to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the benefit of the holders of the Secured Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.
    Section 11.6.    Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.
    Section 11.7.    Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or voidable under applicable law, including fraudulent conveyance law.
    Section 11.8.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.
    Section 11.9.    Benefit to Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.
    Section 11.10.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Section 11 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.10, or otherwise under this Section, voidable under applicable Legal Requirements relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.10 shall remain in full force and effect until discharged in accordance with Section 11.3. Each Qualified ECP Guarantor intends that this Section 11.10 constitute, and this Section 11.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
    Section 11.11.    Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.
[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.
“Borrower”
Limbach Facility Services LLC

By	/s/ Jayme Brooks
Name	Jayme Brooks
Title	Chief Financial Officer

“Guarantors”
Limbach Holdings LLC

By	/s/ Jayme Brooks
Name	Jayme Brooks
Title	Chief Financial Officer

Limbach Company LLC

By	/s/ Jayme Brooks
Name	Jayme Brooks
Title	Chief Financial Officer

Harper Limbach LLC

By	/s/ Jayme Brooks
Name	Jayme Brooks
Title	Chief Financial Officer

Limbach Company LP

By	/s/ Jayme Brooks
Name	Jayme Brooks
Title	Chief Financial Officer
[Signature Page to Credit Agreement]

Harper Limbach Construction LLC

By	/s/ Jayme Brooks
Name	Jayme Brooks
Title	Chief Financial Officer

Jake Marshall, LLC

By	/s/ Jayme Brooks
Name	Jayme Brooks
Title	Chief Financial Officer

Coating Solutions, LLC

By	/s/ Jayme Brooks
Name	Jayme Brooks
Title	Chief Financial Officer

Limbach Facility & Project Solutions LLC

By	/s/ Jayme Brooks
Name	Jayme Brooks
Title	Chief Financial Officer

[Signature Page to Credit Agreement]

“Lenders”
Wheaton Bank & Trust Company, N.A., as a Lender, as L/C Issuer, and as Administrative Agent

By	/s/ Vito Gerardi
Name	Vito Gerardi
Title	Assistant Vice President

[Signature Page to Credit Agreement]